UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

Schedule 14C
(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(g))

☐	Definitive Information Statement

EMTEC, INC.
(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)	Title of each class of Securities to which Transaction applies:
2)	Aggregate number of securities to which Transaction applies:
3)	Per unit price or other underlying value of Transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
4)	Proposed maximum aggregate value of Transaction:
5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

EMTEC, INC.
11 Diamond Road
Springfield, New Jersey 07081
 (973) 376-4242

Dear Stockholder:

This letter and accompanying information statement is being furnished to the stockholders of Emtec, Inc., a Delaware corporation (the “Company,” “we,” or “our”), to inform them of certain corporate actions intended to be taken by the Company which are designed to permit the Company to file for termination of registration of its common stock under the federal securities laws.

We Are Not Asking You for a Proxy and You are Requested Not To Send Us a Proxy.  The corporate actions described in the accompanying information statement were recommended by a special committee of our independent non-management directors and approved by our Board of Directors (the “Board”) and by the written consent of holders of a majority of our issued and outstanding common stock.  Under applicable law and our Amended and Restated Bylaws, as amended, we may effect the corporate actions described in the accompanying information statement without a meeting or vote of our stockholders if stockholders holding a majority of our issued and outstanding common stock have consented to such actions in writing.  Accordingly, we are not asking for your vote on these matters and the accompanying information statement is being furnished solely for the purpose of informing you of the corporate actions described therein before they take effect.

The corporate actions described in the accompanying information statement include an amendment to the Company’s Certificate of Incorporation to effect a 20,000-for-1 reverse split of our common stock, followed immediately by a second amendment to the Company’s certificate of incorporation to effect a 1-for-20,000 forward stock split of our common stock.  The transactions will not result in any change in the number of shares of common stock held by stockholders of the Company other than stockholders who, immediately before the effective time of the reverse stock split, own fewer than 20,000 shares of our common stock.  Stockholders who own fewer than 20,000 shares of our common stock immediately before the effective time of the reverse stock split will no longer hold any of such shares after the transactions and instead will be entitled to receive $1.05 cash for each such share.  The Company expects to pay approximately $1.05 million in the aggregate to purchase approximately 1.0 million shares of common stock in the transactions (approximately 5% of our total outstanding shares), and to thereby reduce the number of record stockholders of the company from approximately 525 to approximately 64.  Each of these estimates uses the mean of a range of possible outcomes that we calculated using certain assumptions about shares held in street name.

With fewer than 300 stockholders of record expected after the transactions, the Company will be permitted to, and intends to, file for termination of registration of its common stock under the federal securities laws.  Deregistration is expected to result in significant annual cost savings to the Company; however, deregistration would also, after a 90 day waiting period, result in the Company no longer being subject to certain disclosure and other requirements under the federal securities laws that are applicable to SEC reporting companies.  Accordingly, stockholders of the Company after a deregistration will likely receive less, and less frequent, financial, business and other information about the Company than they received when we were an SEC reporting company.  In addition, deregistration could negatively affect stockholders’ ability to buy or sell our common stock in the public markets as our outstanding shares will no longer be quoted on the Over-the-Counter Bulletin Board, although our common stock may continue to trade on the “pink sheets” after deregistration.

The accompanying information statement contains details of the corporate actions described above.  You are urged to read it carefully and in its entirety.

The accompanying information statement is first being mailed to our stockholders on or after May 6, 2013 to stockholders of record as of that date.  The corporate actions described therein will take effect no earlier than 20 calendar days after the accompanying information statement is first mailed to our stockholders, or on or after May 27, 2013.

Thank you for your continued support.

Sincerely,

/s/ Dinesh R. Desai

Chairman, President and Chief Executive Officer

May 6, 2013

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS: APPROVED OR DISAPPROVED OF THE CORPORATE ACTION; PASSED UPON THE MERITS OR FAIRNESS OF THE CORPORATE ACTION; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

EMTEC, INC.
11 Diamond Road
Springfield, New Jersey 07081
 (973) 376-4242

PRELIMINARY

INFORMATION STATEMENT

INTRODUCTION

This Information Statement is furnished to the holders of common stock, par value $.01 per share, of Emtec, Inc., a Delaware corporation (the “Company” or “Emtec”), having an address at 11 Diamond Road, Springfield, NJ 07081, in connection with the following corporate actions that have been recommended by the Special Committee (as hereinafter defined), unanimously approved by the Board of the Company on April 30, 2013, and approved by written consent in lieu of a meeting, dated May 1, 2013, of the holders of a majority of the Company’s issued and outstanding shares of common stock:

●	an amendment to the Company’s certificate of incorporation to effect a 20,000-for-1 reverse stock split of the Company’s common stock (the “Reverse Stock Split”); and

●	an amendment to the Company’s certificate of incorporation immediately following the Reverse Stock Split to effect a 1-for-20,000 forward stock split (the “Forward Stock Split”).

We refer to the Reverse Stock Split and the Forward Stock Split collectively as the “Transaction.”

The Reverse Stock Split will become effective at 4:58 p.m. (New York City time) on the date of filing with the Secretary of State of the State of Delaware of the certificate of amendment for the Reverse Stock Split, and the Forward Stock Split will become effective at 4:59 p.m. (New York City time) on the date of filing with the Secretary of State of the State of Delaware of the certificate of amendment for the Forward Stock Split.  Emtec intends to file the certificates of amendment on or after May 27, 2013.  We refer to the date and time that the Reverse Stock Split becomes effective as the “effective time of the Reverse Stock Split,” and we refer to the date and time that the Forward Stock Split becomes effective as either the “effective time of the Forward Stock Split” or the “effective time of the Transaction.”

The form of certificate of amendment for the Reverse Stock Split is attached as Appendix A to this Information Statement and the form of certificate of amendment for the Forward Stock Split is attached as Appendix B to this Information Statement.

The Transaction will not result in any change in the number of shares of common stock held by stockholders of Emtec other than stockholders who, immediately prior to the effective time of the Reverse Stock Split, own fewer than 20,000 shares of Emtec’s common stock.  Stockholders owning fewer than 20,000 shares of common stock immediately before the effective time of the Reverse Stock Split will no longer own such shares after the effective time of the Reverse Stock Split and, in lieu thereof, will be entitled to receive from the Company $1.05 in cash, without interest, for each such share of common stock.  Based on current holdings of stockholders of record and our current knowledge of the ownership of Emtec’s shares held in street name, we estimate that approximately 1.0 million shares will be purchased from stockholders (approximately 5% of Emtec’s total outstanding shares), for an aggregate purchase price of approximately $1.05 million, and that the number of record stockholders of the company will be reduced from approximately 525 to approximately 64.  Each of these estimates uses the mean of a range of possible outcomes that the Company calculated using certain assumptions about shares held in street name.

With fewer than 300 stockholders of record expected after the transactions, Emtec will be permitted to, and intends to, file for termination of registration of its common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Deregistration is expected to result in significant annual cost savings to Emtec. Deregistration would also terminate Emtec’s obligation to file annual and periodic reports and proxy statements with the SEC.  Accordingly, stockholders of Emtec after a deregistration will receive less, and less frequent, financial, business and other information about Emtec than they received when Emtec was an SEC reporting company.  After a 90 day waiting period following deregistration of Emtec’s common stock, which we sometimes refer to as “the 90 day waiting period,” certain other provisions of the federal securities laws will no longer be applicable to Emtec and/or its directors, executive officers and stockholders.  In addition, deregistration could negatively affect stockholders’ ability to buy or sell Emtec’s common stock in the public markets as our common stock will cease to be quoted on the Over-the-Counter Bulletin Board (“OTCBB”), although our common stock may continue to trade on the “pink sheets” after deregistration.

This document provides you with detailed information about the Transaction.  Please see “Where You Can Find More Information” for additional information about Emtec on file with the Securities and Exchange Commission (the “SEC”).

This Information Statement was first mailed to stockholders on or after May 6, 2013, and the Transaction will take effect no earlier than 20 calendar days after this information statement was first mailed to our stockholders, or on or after May 27, 2013.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS: APPROVED OR DISAPPROVED OF THE CORPORATE ACTION; PASSED UPON THE MERITS OR FAIRNESS OF THE CORPORATE ACTION; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

TABLE OF CONTENTS

SUMMARY TERM SHEET	i

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION AND THE FORM OF YOUR SHARE OWNERSHIP	1

RECENT DEVELOPMENTS	2

SPECIAL FACTORS	3

PURPOSE OF AND REASONS FOR THE TRANSACTION	3
EFFECTS OF THE TRANSACTION	4
ALTERNATIVES CONSIDERED	9
FAIRNESS OF THE TRANSACTION	10
PROSPECTIVE FINANCIAL INFORMATION	18
U.S. FEDERAL INCOME TAX CONSEQUENCES	20

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS	24

MARKET PRICES OF THE COMMON STOCK	24
DIVIDEND POLICY	24
TRANSFER AGENT	25
CERTAIN REPURCHASES OF SECURITIES	25
SECURITIES TRANSACTIONS INVOLVING AFFILIATES	25

THE TRANSACTION	25

THE AMENDMENTS	25
PROCEDURE FOR EFFECTING REVERSE STOCK SPLIT	26
REGULATORY APPROVALS	27
NO APPRAISAL OR DISSENTERS’ RIGHTS; ESCHEAT LAWS	27
CONDITIONS TO COMPLETION OF THE TRANSACTION	27
SOURCES AND USES OF FUNDS FOR THE TRANSACTION	27

MANAGEMENT OF EMTEC	29

DIRECTORS	29
EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS	29

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS	32

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	34

EMPLOYMENT AGREEMENTS	34
LETTER AGREEMENT WITH DARR WESTWOOD LLC	34
OTHER AGREEMENTS	35

FINANCIAL INFORMATION	35

COST OF THIS INFORMATION STATEMENT	35

WHERE YOU CAN FIND MORE INFORMATION	36

DOCUMENTS INCORPORATED BY REFERENCE	36

HOUSEHOLDING	37

APPENDIX A FORM OF AMENDMENT TO EFFECT REVERSE STOCK SPLIT	A-1

APPENDIX B FORM OF CERTIFICATE OF AMENDMENT TO EFFECT FORWARD STOCK SPLIT	B-1

APPENDIX C OPINION OF MURRAY, DEVINE & CO., INC.	C-1

APPENDIX D COMPANY PROJECTIONS	D-1

APPENDIX E FEDERAL JV PROJECTIONS	E-1

SUMMARY TERM SHEET

THIS SUMMARY TERM SHEET PROVIDES AN OVERVIEW OF THE MATERIAL TERMS OF THE CORPORATE ACTION DESCRIBED IN THIS INFORMATION STATEMENT.  FOR A MORE COMPLETE DESCRIPTION WE URGE YOU TO CAREFULLY READ THIS INFORMATION STATEMENT AND ITS APPENDICES.  FOR YOUR CONVENIENCE, WE HAVE CROSS-REFERENCED TO THE LOCATION IN THIS INFORMATION STATEMENT WHERE YOU CAN FIND A MORE COMPLETE DISCUSSION OF THE ITEMS DISCUSSED BELOW.

AS USED IN THIS INFORMATION STATEMENT, “EMTEC,” THE “COMPANY,” “WE,” “OUR,” “OURS” AND “US” REFER TO EMTEC, INC., A DELAWARE CORPORATION.  REFERENCES TO OUR “CONTROLLING STOCKHOLDER” MEAN DINESH R. DESAI AND CERTAIN OF HIS AFFILIATES.

THE TRANSACTION

Emtec expects that, in connection with, or as a result of, the Transaction:

●
Emtec’s stockholders holding fewer than 20,000 shares of Emtec’s common stock immediately prior to the effective time of the Reverse Stock Split will no longer own such shares after the Transaction and instead will be entitled to receive a cash payment from Emtec of $1.05 for each such share, without interest (see “Questions and Answers About the Transaction and the Form of your Share Ownership,” “Special Factors – Effects of the Transaction” and “The Transaction – The Amendments”);

●
All stockholders of Emtec other than stockholders holding fewer than 20,000 shares of Emtec’s common stock immediately prior to the effective time of the Reverse Stock Split (discussed above) will continue to hold the same number of shares of Emtec’s common stock after completion of the Transaction and such stockholders will not be entitled to receive any cash in the Transaction (see “Questions and Answers About the Transaction and the Form of your Share Ownership,” “Special Factors – Effects of the Transaction” and “The Transaction – The Amendments”);

●
Approximately 1.0 million shares of Emtec’s common stock, representing approximately 5% of Emtec’s total outstanding shares, are expected to be purchased from stockholders in the Transaction for an aggregate purchase price of approximately $1.05 million (see “Special Factors – Effects of the Transaction – Effects on Emtec”); each of these estimates uses the mean of a range of possible outcomes that we calculated using certain assumptions about shares held in street name;

●
Emtec will terminate registration of its common stock under federal securities laws, thereby terminating Emtec’s obligation to file annual and periodic reports and proxy statements with the SEC, which will result in stockholders receiving less, and less frequent, business, financial and other information about Emtec. Emtec intends to continue to have its financial statements audited by an independent registered public accountant on an annual basis following the Transaction (see “Special Factors – Purpose of and Reasons For the Transaction” and “Special Factors – Effects of the Transaction”);

●	After the 90 day waiting period, certain other provisions of the federal securities laws will no longer be applicable to Emtec and/or its directors, executive officers and stockholders, including:

	•	provisions obligating persons acquiring 5% or more of Emtec’s common stock to file beneficial ownership reports with the SEC,

•
provisions regulating cash tender offers for more than 5% of Emtec’s common stock, including tender offers by the issuer or its affiliates (other than Regulation 14E under the Exchange Act, which will continue to apply to all tender offers); and

	•	provisions subjecting trading in Emtec’s securities by directors, executive officers and 10% stockholders to reporting obligations and, in certain instances, disgorgement of profits from trading.

i

See “Special Factors – Purpose of and Reasons For the Transaction,” “Special Factors – Effects of the Transaction” and “Special Factors – Fairness of the Transaction – Interests of Emtec’s Directors and Executive Officers and Affiliates in the Transaction.”

●
Emtec anticipates cost savings of approximately $825,000 per year, or approximately 2.5% of our total selling, general and administrative expenses and more than 22% of our operating income for the year ended August 31, 2012, as a result of the deregistration of its common stock, including compliance costs associated with the Sarbanes-Oxley Act of 2002 and related regulations (See “Special Factors – Purpose of and Reasons For the Transaction” and “Special Factors – Effects of the Transaction”);

●
Deregistration of Emtec’s common stock and the anticipated reduction of publicly available information for Emtec will likely negatively affect stockholders’ ability to buy or sell Emtec’s common stock as Emtec’s outstanding shares will no longer be quoted on the OTCBB, although our stock may continue to trade on the “pink sheets” after deregistration (See “Special Factors – Effects of the Transaction”).

●
Our Board appointed a special committee (the “Special Committee”) composed of our three non-management directors Gregory L. Cowan, Robert Mannarino and Christopher M. Formant, each of whom would be considered an independent director under the current NASDAQ listing standards if those standards were applicable to the Company, to evaluate, review, reject, or recommend to the Board the approval of the Transaction. The Special Committee retained the firm Murray, Devine & Co., Inc. (“Murray Devine”) to render an opinion to the Special Committee and the Board as to the fairness, from a financial point of view, of the price to be paid to the holders of fewer than 20,000 shares of common stock including unaffiliated stockholders (the “Fractional Stockholders”).  See “Special Factors – Fairness of the Transaction.”

●
Based on the considerations described in this Information Statement, the Board, including the members of the Special Committee, as well as our Controlling Stockholder have determined that the Transaction is substantively and procedurally fair to Emtec’s stockholders, including Fractional Stockholders and stockholders, including unaffiliated stockholders, who will remain stockholders of Emtec after the Transaction is consummated.  See “Special Factors – Fairness of the Transaction.”  As used in this Information Statement, the terms “affiliated stockholder” and “affiliate” mean any stockholder who is a director or executive officer of Emtec, or who owns 10% or more of Emtec’s outstanding common stock (including our Controlling Stockholder) and the term “unaffiliated stockholder” means any stockholder other than an affiliated stockholder.

ii

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION AND THE FORM OF YOUR SHARE OWNERSHIP

Many of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name.  If you own shares through a brokerage account or bank or other nominee, you are considered the “beneficial owner” of the shares and the shares are commonly referred to as being held in “street name.”  If you hold shares of our common stock in “street name,” then your broker, bank or other nominee is considered the stockholder of record with respect to those shares and not you.  We intend to treat stockholders holding shares of our common stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their own name.  If you hold 20,000 or more shares of common stock in street name, your shares will not be purchased in the Reverse Stock Split and you will remain a stockholder after consummation of the Transaction.  On the other hand, if you hold fewer than 20,000 shares of common stock in street name, it is our intention that you receive cash for your shares.  Notwithstanding anything to the contrary contained in this Information Statement, if you hold your shares in street name, the bank, broker or other nominee holding your shares may have its own internal procedures with respect to transactions like the Reverse Stock Split that may lead to a different result.  For example, your nominee may also hold shares for other beneficial owners of our common stock such that, in the aggregate, the nominee holds 20,000 or more shares, and the nominee may not be obligated to treat the Transaction as affecting the holdings of each individual beneficial owner.  In that case, you would not receive cash for your shares.  IF YOU HOLD FEWER THAN 20,000 SHARES OF OUR COMMON STOCK IN STREET NAME, WE ENCOURAGE YOU TO CONTACT YOUR BANK, BROKER OR OTHER NOMINEE DIRECTLY AS SOON AS POSSIBLE TO DETERMINE HOW THEY INTEND TO TREAT YOUR SHARES AND, IF DESIRED, TO MAKE ARRANGEMENTS TO CHANGE THE FORM OF OWNERSHIP OF YOUR SHARES.

The following questions and answers are intended to serve as a guide to understanding how your shares will be treated in the Transaction.  The answers below assume that brokers or other nominees of street name holders will apply the Transaction to each street name holder’s account independent of other accounts maintained by that nominee.

Q:	IF I OWN LESS THAN 20,000 COMMON SHARES, HOW WILL I BE AFFECTED BY THE TRANSACTION?

A:
Emtec’s stockholders holding fewer than 20,000 shares immediately prior to the effective time of the Reverse Stock Split will no longer own such shares after the Transaction and instead will be entitled to receive a cash payment from Emtec of $1.05 for each such share, without interest.

Q:	IF I OWN LESS THAN 20,000 COMMON SHARES, IS THERE ANY WAY I CAN CONTINUE TO OWN MY SHARES AFTER THE TRANSACTION?

A:
Yes.  If you own fewer than 20,000 shares, you can avoid having those shares purchased in the Reverse Stock Split, and continue to hold those shares after the Transaction, by purchasing additional shares and holding those shares such that you are the owner of 20,000 or more shares in the same discrete account.  However, there has been very limited historical trading in Emtec’s shares so you may not be able to acquire additional shares at prices you would consider to be reasonable, or at all.  Your increased holdings would need to be reflected prior to the effective time of the Reverse Stock Split.

Q:	IF I OWN 20,000 OR MORE COMMON SHARES, HOW WILL I BE AFFECTED BY THE TRANSACTION?

A:
If you own 20,000 or more shares immediately prior to the effective time of the Reverse Stock Split, following the Transaction, you will continue to hold the same number of shares of Emtec’s common stock.  You will not be entitled to receive any cash in the Transaction.

Q:	WHAT HAPPENS IF I OWN 20,000 OR MORE COMMON SHARES, BUT THE SHARES ARE SPLIT AMONG DISTINCT ACCOUNTS AND I HOLD LESS THAN 20,000 COMMON SHARES IN EACH ACCOUNT?

A:
We do not intend to pay cash to holders of 20,000 shares or more; however, there can be no assurance that our transfer agent will be able to successfully compare your holdings across multiple brokerage and/or record accounts.  Accordingly, there is a significant risk that shares held by you in accounts with less than 20,000 shares will be purchased in the Reverse Stock Split even though you collectively own more than 20,000 shares of our common stock.  To ensure that your shares will not be purchased in the Reverse Stock Split, you should contact your broker for shares held by you in street name, and our transfer agent for shares held by you of record, in order to register all of your holdings of record and/or consolidate your holdings in a single account.

Q:	WHY IS THE COMPANY PROPOSING TO DO THE FORWARD STOCK SPLIT FOLLOWING THE REVERSE STOCK SPLIT?

A:
The purpose of the Forward Stock Split is to make the Transaction as non-disruptive as possible to stockholders who are not receiving cash in the Transaction.  Stockholders who are not entitled to receive cash in the Transaction will not be required to turn in their share certificates, if any, or otherwise take any action in connection with the Transaction.  The Forward Stock Split is also intended to guard against an excessive increase in the Company’s share price following the Transaction which could otherwise potentially result from the Reverse Stock Split.  See “Special Factors – Purpose and Reasons for the Transaction” and “The Transaction – Exchange of Certificates.”

Q:
DO THE OFFICERS AND DIRECTORS OF EMTEC THAT CONSIDERED THE TRANSACTION AND THE CONTROLLING STOCKHOLDER THAT APPROVED THE TRANSACTION HAVE ANY POTENTIAL CONFLICTS OF INTEREST THAT THE COMPANY’S STOCKHOLDERS SHOULD BE AWARE OF?

A:
Certain of our officers, certain of our directors and the Controlling Stockholder own more than 20,000 shares of Emtec’s common stock and will remain stockholders of Emtec following the consummation of the Transaction.  Following the Transaction and subsequent deregistration of Emtec’s common stock, Emtec’s officers, directors and the Controlling Stockholder will no longer be subject to certain filing requirements under the Exchange Act. Although these circumstances may create potential conflicts of interest, our officers, directors and the Controlling Stockholder will be treated identically in the Transaction to our other stockholders that own more than 20,000 shares of common stock, including unaffiliated stockholders.    See “Special Factors – Fairness of the Transaction – Interests of Emtec’s Directors and Executive Officers and Affiliates in the Transaction.”

Q:	AM I ENTITLED TO APPRAISAL RIGHTS IN CONNECTION WITH THE TRANSACTION?

A:
No.  Stockholders do not have appraisal or dissenters’ rights under Delaware state law or Emtec’s Certificate of Incorporation, as amended, or Amended and Restated Bylaws in connection with the Transaction.  See “The Transaction – No Appraisal or Dissenters’ Rights; Escheat Laws.”

RECENT DEVELOPMENTS

On April 12, 2013, the Company entered into an exclusive non-binding letter of intent to contribute the assets, liabilities, stock and other interests of Emtec Federal, Inc. into Emtec Federal, LLC (“Federal”), which will then contribute those assets, liabilities, stock and other interests into a joint venture (the “Federal JV”) in which the Company will retain a preferred and common non-controlling ownership interest.  Federal provides information technology consulting and procurement services to various agencies of the U.S. federal government.  It is currently contemplated that the counterparty to the joint venture will contribute its similar business to the joint venture in exchange for a common and preferred ownership interest, and certain outside investors will also contribute cash in exchange for common and preferred ownership interests.  Consummation of the Federal JV is subject to completion of due diligence, negotiation and execution of mutually acceptable definitive agreements and receipt of all necessary approvals, including approvals from the Company’s lenders and the Board.  There can be no assurance that the Federal JV will be consummated on the terms currently contemplated or at all.

SPECIAL FACTORS

PURPOSE OF AND REASONS FOR THE TRANSACTION

The purpose of the Transaction is to reduce the number of common stockholders of record to fewer than 300, permitting Emtec to file for termination of registration of its common stock under the federal securities laws.  Termination of such registration will terminate Emtec’s obligation to file annual and periodic reports and make other filings with the SEC, which we expect will result in material cost savings for Emtec.  The Board concluded, and the Special Committee and our Controlling Stockholder concurred, that the costs and time commitment of management associated with being an SEC reporting company, including, but not limited to, the costs associated with compliance with the Sarbanes-Oxley Act of 2002 and related regulations, are not justified by the benefits derived by Emtec as a result of being an SEC reporting company.  Emtec estimates that it will save approximately $825,000, or approximately 2.5% of our total selling, general and administrative expenses and more than 22% of our operating income for the year ended August 31, 2012, annually by terminating the registration of its common stock, including incremental legal, accounting and printing fees attributable to complying with the reporting requirements.  Emtec expects to save this amount even though it intends to continue to have its financial statements audited by an independent registered public accountant on an annual basis following the Transaction.

The reduction in the number of stockholders of record is being effectuated by the Reverse Stock Split which will result in stockholders holding fewer than 20,000 shares of common stock receiving $1.05 per share.  The Special Committee established the 20,000-for-1 ratio for the Reverse Stock Split in an effort to: first, establish a ratio that was reasonably likely to reliably reduce the number of stockholders of record to less than 300 and to a sufficiently low level that it was unlikely we would need to register our shares with the SEC in the foreseeable future; and second, limit the cost associated with purchasing fractional shares to a reasonable amount.

The Reverse Stock Split will be immediately followed by the Forward Stock Split.  The ratio applicable to the Forward Stock Split is 1-for-20,000.  Accordingly, a stockholder who owns 20,000 or more shares of common stock immediately prior to the effective time of the Reverse Stock Split will hold the same number of shares of common stock immediately following the Transaction.  The purpose of the Forward Stock Split is to make the Transaction as non-disruptive as possible to stockholders who are not receiving cash in the Transaction.  Stockholders who are not entitled to receive cash in the Transaction will not be required to turn in their share certificates, if any, or otherwise take any action in connection with the Transaction.  The Forward Stock Split is also intended to guard against an excessive increase in the Company’s share price following the Transaction which could otherwise potentially result from the Reverse Stock Split.

The Transaction was structured to include a reverse stock split because the Board, including the members of the Special Committee, determined (and our Controlling Stockholder concurred)  that it was the most effective means for ensuring that, following the Transaction, Emtec would sufficiently reduce the number of record holders to deregister Emtec’s common stock (see “– Alternatives Considered”).  Although the Reverse Stock Split does not provide for appraisal or dissenters’ rights under Delaware law or under our certificate of incorporation or bylaws, Emtec, our Board, including the Special Committee, and our Controlling Stockholder believe that the Transaction is procedurally and substantively fair to Emtec’s stockholders, including unaffiliated stockholders, who will be cashed out in the Transaction, and Emtec’s stockholders, including unaffiliated stockholders, who will remain stockholders of Emtec following the consummation of the Transaction.  Accordingly, neither the Board, including the members of the Special Committee, nor the Controlling Stockholder considered the absence of appraisal rights to be a material factor in determining to structure the Transaction to include the Reverse Stock Split.

The Transaction is being undertaken at this time because the Board, including the members of the Special Committee, believes that it is in the best interests of Emtec and its stockholders, including unaffiliated stockholders, to obtain the cost savings expected to be derived from the Transaction.  The Company believes that it and its stockholders have derived only minimal benefits from being an SEC reporting company. Our common stock has failed to attract substantial institutional investor or market research attention. This has resulted in a minimal trading volume and low market capitalization, which has limited the liquidity benefit to our stockholders.  Our management does not believe that we should continue to pay the expense of complying with the requirements of being an SEC reporting company in light of the fact that we have not realized many of the benefits normally presumed to result from being an SEC reporting company such as the development or existence of an active trading market for our common stock in a meaningful way or an enhanced corporate image.  See “Special Factors – Fairness of the Transaction – Background of the Transaction.”

EFFECTS OF THE TRANSACTION

As a result of the Reverse Stock Split, Emtec’s stockholders holding fewer than 20,000 shares of Emtec’s common stock before the effective time of the Reverse Stock Split, subject to special considerations described below for holders of common stock in street name, will be entitled to receive a cash payment from Emtec of $1.05 per share, without payment of interest, for each share of common stock held immediately prior to the effective time of the Reverse Stock Split.  No other stockholders of Emtec will be entitled to receive cash for their shares.

If you hold shares of our common stock in “street name,” then your broker, bank or other nominee is considered the stockholder of record with respect to those shares and not you.  We intend to treat stockholders holding shares of our common stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their own name.  Accordingly, if you hold 20,000 or more shares of common stock in street name, your shares will not be purchased in the Reverse Stock Split and you will remain a stockholder after consummation of the Transaction.  On the other hand, if you hold fewer than 20,000 shares of common stock in street name, it is our intention that you receive cash for your shares.  Notwithstanding anything to the contrary contained in this Information Statement, the bank, broker or other nominee holding your shares may have its own internal procedures with respect to transactions like the Reverse Stock Split that may lead to a different result.  For example, your nominee may also hold shares for other beneficial owners of our common stock such that, in the aggregate, the nominee holds 20,000 or more shares, and the nominee may not be obligated to treat the Transaction as affecting the holdings of each individual beneficial owner.  In that case, you would not receive cash for your shares.  IF YOU HOLD FEWER THAN 20,000 SHARES OF OUR COMMON STOCK IN STREET NAME, WE ENCOURAGE YOU TO CONTACT YOUR BANK, BROKER OR OTHER NOMINEE DIRECTLY AS SOON AS POSSIBLE TO DETERMINE HOW THEY INTEND TO TREAT YOUR SHARES AND, IF DESIRED, TO MAKE ARRANGEMENTS TO CHANGE THE FORM OF OWNERSHIP OF YOUR SHARES.

The Transaction will have various effects on Emtec and its affiliated stockholders and unaffiliated stockholders, including those effects described below.

Effects on Emtec

The implementation of the Transaction is expected to have the following effects on Emtec:

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REDUCTION IN THE NUMBER OF STOCKHOLDERS AND THE NUMBER OF OUTSTANDING SHARES. Emtec believes that the Transaction will reduce the number of record common stockholders from approximately 525 to approximately 64.  Emtec also believes that the holders of approximately 1.0 million common shares held in accounts with fewer than 20,000 shares will receive cash in exchange for all of their shares in the Transaction. Each of these estimates uses the mean of a range of possible outcomes that the Company calculated using certain assumptions about shares held in street name.  Based on these estimates, the number of outstanding shares of common stock will decrease from 18.2 million shares, as of April 22, 2013, to approximately 17.2 million shares, a reduction of approximately 5%.

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TERMINATION OF EXCHANGE ACT REGISTRATION. Emtec’s common stock is currently registered under the Exchange Act. Emtec plans to terminate this registration if, as expected, Emtec’s common stock is no longer held by 300 or more stockholders of record after the Transaction. Termination of registration of Emtec’s common stock under the Exchange Act would substantially reduce the information Emtec is required to furnish to its stockholders and to the SEC.  It would also make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, Section 16(a) reporting for directors, executive officers and 10% stockholders, proxy statement disclosure in connection with stockholder meetings, and the related requirement of an annual report to stockholders, no longer applicable. Emtec intends to apply for such termination as soon as practicable following the completion of the Transaction.

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EFFECT ON MARKET FOR COMMON STOCK. As a result of the transaction, Emtec’s common stock will cease to be listed for quotation on the OTCBB.  There can be no assurance that Emtec’s common stock will trade on the “pink sheets” after the consummation of the Transaction.  Additionally, because the Transaction will result in the Company having a lower number of stockholders than it had prior to the Transaction, stockholders will likely experience reduced liquidity in the market for Emtec’s shares.  This reduced liquidity may adversely affect the market price of the common stock.

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EFFECTS ON EMTEC’S BUSINESS. We do not anticipate that the Transaction will have any material effect on Emtec’s business and operations, and we expect that Emtec will continue to conduct its business and operations after the effective date of the Transaction in substantially the same manner as they are currently being conducted.  However, Emtec’s management intends to evaluate Emtec’s business, investments and corporate and capital structure as a non-SEC reporting company, with a view towards maximizing value to Emtec’s stockholders and positioning Emtec for possible future opportunities, which may include additional acquisitions or subsequent liquidity events for Emtec’s remaining stockholders.    No such transaction has yet to be fully considered by Emtec’s management and no assurance can be given that any such transaction will ever be fully considered or, if fully considered, effectuated.

Advantages of the Transaction to Emtec versus Remaining an SEC Reporting Company

We incur substantial annual costs (of approximately $825,000 per year) as a result of our status as an SEC reporting company and obligation to file with the SEC various reports under the Exchange Act, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy statements pursuant to Regulation 14A.  The $825,000 in annual costs which we expect to realize in savings as a result of this Transaction represents approximately 2.5% of our total selling, general and administrative expenses and more than 22% of our operating income for the year ended August 31, 2012, and includes incremental audit costs, internal staff costs, legal fees, director fees, insurance costs, SEC printing fees and other costs attributable to complying with the reporting requirements.

The Board, including the Special Committee, does not believe that, based on Emtec’s size and resources, the additional costs associated with remaining an SEC reporting company are justified compared to the benefits that Emtec realizes from being an SEC reporting company.  The Board, including the Special Committee, believes that Emtec and its stockholders do not benefit significantly from being an SEC reporting company.  The Board, including the Special Committee, has determined that due to Emtec's size and other factors (such as the lack of analyst and press coverage of Emtec and its stock, low trading volume and the lack of meaningful distribution of our common stock among institutional investors) Emtec has not enjoyed an appreciable enhancement in Company image as a result of Emtec's SEC reporting company status.

While stockholders of an SEC reporting company are entitled to the rights and protections afforded to stockholders under the federal securities laws and access to increased disclosure required by the federal securities laws, the Board, including the members of the Special Committee, believes that the costs of complying with such regulations outweigh the benefits.  Even as an SEC reporting company, there is a very limited trading market for Emtec’s shares, especially for sales of larger blocks of Emtec’s shares, and the Board, including the members of the Special Committee, believes that the Company and its stockholders thus derive little benefit from Emtec’s status as an SEC reporting company, other than the increased disclosure required and protections afforded by the federal securities laws.  During the three-month period prior to the Board, including the Special Committee, approving the Transaction, the average daily trading volume of the Company’s common stock was less than 3,181 shares.  Emtec’s small public float and limited trading volume have limited the ability of Emtec’s stockholders to sell their shares without also reducing Emtec’s trading price.  In addition, depending on the frequency and content of information pertaining to Emtec that we determine to make publicly available after the Transaction, our common stock may continue to be listed on the “pink sheets” after it is deregistered, thereby affording Emtec’s remaining stockholders an opportunity to continue to purchase or sell shares on the over-the-counter market.  There can be no assurance, however, that our common stock will continue to be listed on the “pink sheets” or that there will be a market for Emtec's common stock after the Transaction.

Further, because of the limited trading volume of Emtec’s common stock, the Board, including the members of the Special Committee, does not believe that Emtec’s ability to raise capital through sales of its securities or to acquire other business entities using Emtec’s stock as consideration for an acquisition is significantly enhanced by Emtec’s status as an SEC reporting company.  If for any reason the Board decides in the future to access the public capital markets, Emtec could do so by filing a registration statement for the sale of such securities.

Disadvantages of the Transaction to Emtec are expected to include the following:

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Emtec’s outstanding debt will be increased by up to $2 million, as Emtec plans to incur additional debt to fund the purchase of shares and to pay the other costs of the Transaction (See “Sources and Uses of Funds for the Transaction”); and

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the limited ability that Emtec has to raise capital in the public securities markets or to use its stock as an acquisition currency may be effectively eliminated, though the Board, including the members of the Special Committee, does not believe that such ability is significantly enhanced by Emtec’s status as an SEC reporting company.

Effects on Affiliated Stockholders

The Transaction will have various effects on stockholders who are affiliates of Emtec, as described below. With the exception of certain stockholders who may be considered affiliated stockholders due to their family relationship with members of management, no affiliated stockholders will have shares purchased in the Transaction because no affiliated stockholder owns, or will own immediately prior to the effective time of the Reverse Stock Split, less than 20,000 shares of common stock.

Benefits to Affiliated Stockholders

Beneficial effects of the Transaction on affiliated stockholders, including our Controlling Stockholder, (all of whom will remain as stockholders after the Transaction) will include:

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Reduced Reporting Requirements for Directors, Executive Officers and Affiliates. Emtec’s directors, executive officers and affiliates (including our Controlling Stockholder) will no longer be subject to the reporting and short-swing profit provisions under the Exchange Act with respect to changes in their beneficial ownership of Emtec common stock;

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Cash Tender Offer Transactions No Longer Regulated. After a 90 day waiting period, cash tender offers for the beneficial ownership of more than 5% of Emtec’s common stock, and cash tender offer transactions by the Company and affiliates will no longer be regulated by SEC tender offer rules (other than by Exchange Act Regulation 14E, which applies to all tender offers);

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Increased Earnings Per Share.  Affiliates of Emtec (including our Controlling Stockholder) may benefit from the reduction in total shares outstanding or from the cost savings by Emtec not being an SEC reporting company, either or both of which may result in higher earnings per share, which in turn may result in a higher price for their shares than they would have received if Emtec remained an SEC reporting company; and

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Increased Ownership Percentage. Affiliates of Emtec (including our Controlling Stockholder) will own a greater percentage of the Company, which, although it will have increased debt after the Transaction, should also have increased earnings as a result of the annual cost savings expected from deregistration.

See “—Interests of Emtec’s Directors and Executive Officers and Affiliates in the Transaction.”

Disadvantages to Affiliated Stockholders

Negative effects of the Transaction on affiliated stockholders, including our Controlling Stockholder, (all of whom will remain as stockholders after the Transaction) will include:

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Decreased Liquidity.  There can be no assurance that Emtec’s common stock will continue to trade on the “pink sheets” after the Transaction.  Additionally, because the Transaction will result in Emtec having a lower number of stockholders than it had prior to the Transaction, affiliated stockholders will likely experience reduced liquidity in the market for Emtec’s shares.   This reduced liquidity may adversely affect the market price of our common stock.

Effects on Unaffiliated Stockholders

The Transaction will have various effects on stockholders who are not affiliates of Emtec, as described below.  The effects of the Transaction on an unaffiliated stockholder will vary based on whether or not the unaffiliated stockholder’s shares will be purchased in the Transaction.

Benefits to Unaffiliated Stockholders whose Shares are Purchased in the Transaction.

Beneficial effects of the Transaction on unaffiliated stockholders owning fewer than 20,000 common shares immediately prior to the effective time of the Reverse Stock Split will include:

●	Receiving cash for their shares without any deduction for brokerage commissions or other transaction costs;

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Potentially realizing a loss for income tax purposes on their investment in Emtec.  See “U.S. Federal Income Tax Consequences – U.S. Holders – Federal Income Tax Consequences to Unaffiliated Stockholders Who Receive Cash in the Transaction”; and

●	The cash price offered to stockholders under the Transaction could be more than the market price at the time the Board decides to implement the Transaction.

Negative effects of the Transaction on unaffiliated stockholders owning fewer than 20,000 common shares immediately prior to the effective time of the Reverse Stock Split will include:

●	No longer having any equity interest in Emtec and, therefore, not participating in Emtec’s future potential earnings or growth, if any;

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Potentially being required to pay federal and, if applicable, state and local income taxes on the cash amount received in the Transaction.  See “Special Factors – U.S. Federal Income Tax Consequences”; and

●	The cash price offered to stockholders under the Transaction could be less than the market price at the time the Board decides to implement the Transaction.

Remaining Unaffiliated Stockholders.

Beneficial effects on unaffiliated Emtec stockholders who remain as stockholders after the Transaction will include:

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Unaffiliated stockholders who remain stockholders of Emtec after the Transaction may benefit from the reduction in total shares outstanding or from the cost savings by Emtec not being an SEC reporting company, either or both of which may result in higher earnings per share, which in turn may result in, in the event of a future liquidity event, a higher price for their shares than they would have received if Emtec remained an SEC reporting company; and

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Unaffiliated stockholders who remain stockholders of Emtec after the Transaction will own a greater percentage of the Company, which, although it will have increased debt after the Transaction, should also have increased earnings as a result of the annual cost savings expected from deregistration.

Negative effects on unaffiliated Emtec stockholders who remain as stockholders after the Transaction will include:

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Decreased Access to Information.  Emtec intends to terminate the registration of its common stock under the Exchange Act. As a result, Emtec will no longer be subject to the periodic reporting requirements and the proxy rules of the Exchange Act. However, Emtec intends to continue to have its financial statements audited by an independent registered public accountant on an annual basis following the Transaction.  Further, directors, executive officers and other affiliates, along with persons acquiring 5% of Emtec’s common stock, would no longer be subject to many of the reporting requirements and restrictions of the Exchange Act, including, without limitation, the reporting and short-swing profit provisions of Section 16 of the Exchange Act; and

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Decreased Liquidity.  There can be no assurance that Emtec’s common stock will continue to trade on the “pink sheets” after the Transaction.  Additionally, because the Transaction will result in Emtec having a lower number of stockholders than it had prior to the Transaction, affiliated stockholders will likely experience reduced liquidity in the market for Emtec’s shares.  This reduced liquidity may adversely affect the market price of the common stock.

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After a 90 day waiting period following deregistration of Emtec’s common stock, certain other provisions of the federal securities laws will no longer be applicable to Emtec and/or its directors, executive officers and stockholders, including:

●	provisions obligating persons holding 5% or more of Emtec’s common stock to report their acquisition, disposition or ownership of shares under the Exchange Act;

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provisions regulating cash tender offers for more than 5% of Emtec’s common stock, including tender offers by the Company or its affiliates (other than Regulation 14E under the Exchange Act, which will continue to apply to all tender offers); and

●	provisions subjecting trading in Emtec’s securities by directors, executive officers and 10% stockholders to reporting obligations and, in certain instances, disgorgement of profits from trading;

Effects on Holders of Put Options

In connection with certain of our prior acquisitions, we granted put options (each a “Put Option”) to the former owners of certain acquired companies.  These Put Options give the holder in certain circumstances the future right to require that we repurchase shares of such holder’s common stock at a price that is greater than the amount to be paid to the Fractional Stockholders in the Transaction.  Holders of Put Options owning fewer than 20,000 shares of our common stock will be treated the same as any other stockholders owning fewer than 20,000 shares of common stock in the Transaction, including unaffiliated stockholders.  Immediately following the Transaction, however, holders of Put Options who receive cash in the Transaction will receive an option to purchase the same number of shares of common stock such holder owned prior to the Transaction with an exercise price equal to $1.05 per share, the price at which such holders shares were purchased in the Transaction.  The shares underlying these options will be subject to the same terms and conditions as the holder’s Put Option.

Effects on Holders of Options

Outstanding options to purchase our common stock will not be affected by this Transaction.  Holders of options to purchase our common stock will continue to have such options after the Transaction, and the terms and conditions underlying such options will not be changed.

Effects on Holders of Restricted Stock

For purposes of the Transaction, all shares of Emtec’s outstanding common stock will be treated the same, regardless of whether such shares are considered to be “restricted,” and regardless of whether any such restricted stock is considered vested or unvested.  We intend that stockholders who hold fewer than 20,000 shares of common stock, whether or not any or all of such shares are “restricted,” will receive cash in the Transaction.

ALTERNATIVES CONSIDERED

The Board considered several alternatives to the Transaction, including transactions to go-private (i.e. repurchasing common stock from all unaffiliated stockholders) and other transactions that could reduce the number of record stockholders to fewer than 300, as well as remaining an SEC reporting company, but ultimately rejected these alternatives because the Board believed that a reverse stock split would be the simplest and most effective transaction to accomplish the goal of minimizing costs associated with being an SEC reporting company.  See “–Fairness of the Transaction – Background of the Transaction.”

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GOING PRIVATE TRANSACTION.   Management has discussed with the Board the increasing costs and the increasing amount of time being spent by management on preparing the Company’s public reports as a result of being an SEC reporting company, and the additional time required to explain the Company’s financial statements presented in accordance with GAAP and SEC rules to investors and other interested parties.  In July of 2012, management indicated that valuable resources spent on SEC reporting requirements could be diverted to other more beneficial endeavors and requested permission from the Board to explore a going private transaction or other alternative that could result in terminating the Company’s SEC reporting status.  During late 2012 and in early 2013, certain members of management who are also affiliated stockholders met with investment bankers, private equity funds and other potential financing sources to discuss the possibility of engaging in a going-private transaction, such as a merger with a newly created company sponsored by management. In addition, management had preliminary discussions with several unaffiliated stockholders under a non-disclosure agreement about such a transaction.  After such discussions and consultations with counsel, however, such members of management determined that a going-private transaction was not a viable option at this time due to, among other factors, differences in opinion with certain stockholders as to valuation, challenges of raising the financing that would be required to complete such a transaction and potentially high transaction costs.  As a result, such a negotiated going-private transaction was not presented to the Board or the Special Committee as an alternative.

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CASH TENDER OFFER BY EMTEC.  The Board did not believe that a tender offer would necessarily result in the purchase of a sufficient number of shares to reduce the number of record holders to fewer than 300 because many stockholders with a small number of shares might not make the effort to tender their shares.   Conversely, the Reverse Stock Split would be guaranteed to cash out such small holders.  Further, in a cash tender offer, Emtec would be required to purchase shares from all tendering stockholders up to the maximum number of shares specified in the cash tender offer, which could result in a substantially greater cash expenditure without any guarantee that the share purchased would result in the number of record holders being reduced to fewer than 300.  In addition, the Board and management considered an odd lot tender offer, which is a tender offer to holders of less than 100 shares, and determined that an odd lot tender offer would not result in the number of record holders being reduced to fewer than 300. In comparison, the Reverse Stock Split is highly likely to allow Emtec to accomplish its deregistration objectives and at a relatively determinable and reasonable overall cost as compared to any type of tender offer transaction.

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PURCHASE OF SHARES BY EMTEC IN THE OPEN MARKET.  The Board rejected this alternative because it concluded that it was unlikely that Emtec could acquire shares from a sufficient number of record holders to accomplish the Company’s objectives, in large part because Emtec would not be able to dictate that open market share purchases only be from record holders selling all of their shares.

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REMAIN AN SEC REPORTING COMPANY.  The Board considered not pursuing a transaction that would enable Emtec to deregister is common stock, the result of which would be that the Company would continue to be an SEC reporting company.  The Board believed, however, that the benefits to remaining an SEC reporting company were outweighed by the disadvantages.  Accordingly, the Board concluded that remaining an SEC reporting company was less favorable than pursuing a transaction that would enable Emtec to deregister its common stock.

In summary, the Board considered these alternatives to the Reverse Stock Split. As discussed above, these alternatives were considered inferior for the reason that either there would be no guarantee that they would accomplish Emtec’s objective, or for the reason that the alternatives would be more cumbersome, difficult to accomplish and/or require a greater depletion of the Company’s cash.  Consequently, the Board, including the members of the Special Committee, concluded that a reverse stock split was a better alternative for accomplishing Emtec’s objectives.  In approving the Transaction, our Controlling Stockholder considered the alternatives analysis undertaken by the Board.

FAIRNESS OF THE TRANSACTION

Background of the Transaction

Management has discussed with the Board the increasing costs and the increasing amount of time being spent by management on preparing the Company’s public reports as a result of being an SEC reporting company, and the additional time required to explain the Company’s financial statements presented in accordance with GAAP and SEC rules to investors and other interested parties.  In July of 2012, management indicated that valuable resources spent on SEC reporting requirements could be diverted to other more beneficial endeavors and requested permission from the Board to explore a going-private transaction or other alternative that could result in terminating the Company’s SEC reporting status.  During late 2012 and in early 2013, certain members of management who are also affiliated stockholders met with investment bankers, private equity funds and other potential financing sources to discuss the possibility of engaging in a going-private transaction, such as a merger with a newly created company sponsored by management.  In addition, members of management had preliminary discussions with several unaffiliated stockholders about such a transaction.  After such discussions and consultations with counsel, however, such members of management determined that a going-private transaction was not a viable option at this time due to differences in opinion with certain stockholders as to valuation, challenges of raising the financing that would be required to complete such a transaction and potentially high transaction costs.  As a result, such a negotiated going-private transaction was not presented to the Board or the Special Committee as a viable alternative.

The Board then began considering the idea of pursuing a deregistration of its common stock under the federal securities laws.  On March 24, 2013, management made a presentation to the Board regarding a “going dark” transaction, meaning a transaction, including a reverse stock split, required to reduce the number of Emtec’s record stockholders to below 300 such that, as a result, the Company would be permitted to terminate its status as an SEC reporting company.

In light of the fact that Emtec’s Controlling Stockholder was an affiliate of the Company and Chairman of the Board, in order to avoid any possible or perceived conflict of interest in the analysis or pursuit of the going dark transaction, on March 24, 2013, the Board determined to establish the Special Committee of non-management directors for the purpose of assessing the going dark transaction and, if the Special Committee determined to proceed with the proposal, to determine the structure and terms of the relevant transaction.   The Board also authorized the retention of both legal and valuation advisors by the Special Committee in connection with its evaluation.  The members of the Special Committee are Gregory L. Cowan, Robert Mannarino and Christopher M. Formant, each of whom would each be considered an independent director under the current NASDAQ listing standards if those standards were applicable to the Company.  The Special Committee’s authority and mandate was limited to considering whether to pursue a reverse stock split transaction for the purpose of going dark, establishing the structure and terms of such transaction so that they are fair to the Company and its stockholders, including unaffiliated stockholders, and recommending such transaction for approval to the full Board.  The Special Committee was not authorized to consider or pursue alternative deregistration transactions or other non-deregistration transactions, such as a sale of the company, as the Board believed that consideration of any such transaction would more appropriately be undertaken by the Board as a whole.

On March 25, 2013, the Special Committee met and appointed Gregory Cowan as chairman.  Beginning on March 25, 2013, the Special Committee undertook an assessment of the reverse stock split proposal, including its benefits and detriments, concluding that a reverse stock split may be in the best interests of Emtec’s stockholders.   The Special Committee thereupon undertook to establish the structure and terms of the deregistration transaction.  The Special Committee had to consider, among other things, the price to be paid to the Fractional Stockholders, the ratio to be used for the reverse stock split and the availability of financing for the Company to complete such a transaction.

On April 4, 2013, the Special Committee met to consider proposals it received from 7 financial or valuation advisors.

On April 9, 2013, members of management met with New Spring Mezzanine Capital (“New Spring”) to discuss providing the financing for the Transaction.  On April 18, 2013, Greg Chandler, our Chief Financial Officer, had a meeting with New Spring and Peachtree II, L.P. (“Peachtree”) to discuss a subordinated note of up to $2 million that would provide the estimated funds required to consummate the Transaction.

On April 10, 2013, the Special Committee engaged Murray Devine as its valuation advisor.

At a meeting of the Board on April 15, 2013, representatives of Murray Devine presented a preliminary presentation of their analysis and a preliminary draft of their report and opinion to the Special Committee.

On April 19, 2013, the Company received a term sheet from New Spring for the financing of up to $2 million in the form of a subordinated note to fund the Transaction and the related costs.

The Special Committee then worked with Murray Devine and Emtec’s management in order to establish terms for the reverse stock split that the Special Committee believed were fair to Emtec’s stockholders, including unaffiliated stockholders.  At a meeting of the Board on April 22, 2013, the Special Committee and the Board received an additional preliminary presentation from Murray Devine on Murray Devine’s analysis of the valuation of Emtec’s common stock.  Murray Devine’s analysis showed that a range of $0.62 per share to $1.00 per share would be fair to the Fractional Stockholders.

On April 24, 2013, the Company executed a term sheet with New Spring for the up to $2 million senior subordinated note to fund the Transaction and the related costs.

On April 28, 2014, the Special Committee held a meeting to have preliminary discussions based on, among other things, the presentation by Murray Devine, regarding the ratio and price for the Reverse Stock Split.

At a meeting of the Special Committee on April 30, 2013, representatives of Murray Devine presented their final report that formed the basis for their opinion as to the fairness of the terms of the Reverse Stock Split to the Fractional Stockholders.  At that meeting, the representatives of Murray Devine then delivered their verbal opinion to the Special Committee, which was later confirmed in writing, stating that, as of April 30, 2013, the $1.05 cash consideration to be paid to the Fractional Stockholders, including unaffiliated stockholders, was fair, from a financial point of view, to the Fractional Stockholders.  The Special Committee then unanimously determined that a Reverse Stock Split ratio of 20,000-for-1 and cash consideration of $1.05 for shares to be purchased in the Transaction from the Fractional Stockholders was fair to all of the stockholders of the Company, including unaffiliated stockholders, and unanimously approved and recommended the Transaction to the Board.

On the same day, representatives of Murray Devine delivered their final report to the Board, together with their verbal opinion, which was later confirmed in writing, stating that as of April 30, 2013, the $1.05 cash consideration to be paid to the Fractional Stockholders, including unaffiliated stockholders, was fair, from a financial point of view, to the Fractional Stockholders.  Based on the Special Committee’s determination and recommendation and Murray Devine’s opinion, the Board thereupon unanimously voted to approve the Transaction and submitted the Transaction to the Company’s stockholders for approval.  The majority of the holders of Emtec’s common stock then approved the Transaction by written consent on May 1, 2013.

Special Committee Considerations

Emtec’s Board authorized the members of the Special Committee, who would each be considered an independent director under the current NASDAQ listing standards if those standards were applicable to the Company, to assess the proposed Transaction and to determine its terms.  After determining that the Reverse Stock Split would be the best means of accomplishing the Company’s objective as compared to remaining an SEC reporting company and the other alternatives previously considered by the Board, the Special Committee determined the cash consideration to be paid in the Reverse Stock Split and the size of the Reverse Stock Split.  The Special Committee was authorized to retain, and received assistance from, legal and valuation advisors in connection with its determinations.

In evaluating the Transaction, the members of the Special Committee relied on their knowledge of the business, financial condition and prospects of Emtec as well as the advice of their legal and valuation advisors.  In view of the wide variety of factors considered in connection with the evaluation of the Transaction, the Special Committee did not find it practicable to, and did not quantify or otherwise attempt to assign relative weights to the specific factors it considered in reaching its determinations.  The discussion herein of the information and factors considered by the Special Committee is not intended to be exhaustive, but is believed to include all material factors considered by the Special Committee.  In determining to recommend proceeding with the Transaction and in determining its substantive fairness to Emtec’s stockholders, including unaffiliated stockholders, the Special Committee considered the following:

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OPINION AND REPORT OF THE VALUATION ADVISOR.  The Special Committee considered and adopted the opinion of Murray Devine rendered as of April 30, 2013, including the valuation analyses included in the report supporting such opinion, to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the $1.05 per share in cash to be paid to the Fractional Stockholders, is fair, from a financial point of view, to the Fractional Stockholders.  For more information about the opinion you should read the discussion below under “– Opinion of Murray Devine”, a copy of the opinion of Murray Devine attached as Appendix C to this Information Statement.

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CURRENT AND HISTORICAL PRICES OF EMTEC’S COMMON STOCK.  The Special Committee considered both the historical market prices and recent trading activity and current market prices of Emtec’s common stock. You should read the discussion under “Market for Common Stock and Related Stockholder Matters” for more information about Emtec’s stock prices.

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DISCOUNTED CASH FLOW ANALYSIS (INCOME APPROACH).  The Special Committee considered and adopted analyses by Murray Devine relating to the present value of the Company’s future stream of cash flows and estimates based on assumptions about the Company’s future operating results and growth.  See “—Opinion of Murray Devine.”  Accordingly, the Special Committee believes that Murray Devine’s discounted cash flow analysis supports its determination that the Transaction is fair to the Fractional Stockholders.

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GUIDELINE SEC REPORTING COMPANY ANALYSIS (MARKET APPROACH).  The Special Committee considered and adopted analyses by Murray Devine relating to the valuation of common stock involving a determination of a multiple from identified “guideline companies” and the multiplication of that multiple against a measure of a subject company’s profitability.  See “—Opinion of Murray Devine.”  Accordingly, the Special Committee believes that Murray Devine’s guideline SEC reporting company analysis supports its determination that the Transaction is fair to the Fractional Stockholders.

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LIMITED LIQUIDITY FOR EMTEC COMMON STOCK.  The Special Committee recognized the lack of an active trading market and the very limited liquidity of Emtec’s common stock.  The Special Committee considered the effects of this factor on both the stockholders who own less than 20,000 shares of common stock and whose shares will be purchased in the Transaction as well as those stockholders who will remain after the Transaction. With respect to the stockholders whose shares will be purchased in the Transaction, the Special Committee recognized that the Transaction presents such stockholders with an opportunity to liquidate their holdings at a price at or above recent market prices without incurring brokerage commissions and other transaction costs. With respect to the stockholders who will remain after the Transaction, the Special Committee noted that the effect of the Transaction on their liquidity is mitigated by the limited liquidity they currently experience and that the shares may continue to be traded on the “pink sheets” after the Transaction.  There can be no assurance, however, that our common stock will continue to be traded on the pink sheets or that there will be a market for Emtec’s common stock after the Transaction.

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FUTURE COST SAVINGS TO STOCKHOLDERS WHO WILL REMAIN.  The Special Committee considered that stockholders remaining after the Transaction will benefit from the reduction of direct and indirect costs borne by Emtec to maintain its status as an SEC reporting company.  For a full discussion of the cost savings, see “Special Factors – Effects of the Transaction — Advantages of the Transaction to Emtec versus Remaining an SEC Reporting Company.”  The Special Committee considered that the projected value of the cost savings over time would significantly exceed the amount of debt that would need to be incurred to pay $1.05 per share to each of the Fractional Stockholders, and that value would accrue to the benefit of all of the remaining stockholders, including the unaffiliated stockholders.  Additionally, stockholders remaining after the Transaction may benefit from the reduction in total shares outstanding, which, in addition to the cost savings, may result in higher earnings per share than if Emtec remained an SEC reporting company.

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FAIRNESS OF THE REVERSE STOCK SPLIT RATIO.  The Special Committee selected a 20,000-for-1 ratio for the Reverse Stock Split.  In selecting the ratio, the Special Committee sought to first establish a ratio that was reasonably likely to reliably reduce the number of stockholders of record to less than 300 and to a sufficiently low level that it was unlikely Emtec would need to register its shares with the SEC in the foreseeable future, and second, limit the cost associated with purchasing fractional shares to a reasonable amount.  The Special Committee considered other ratios, but selected a 20,000-for-1 ratio based on the foregoing factors.

The Special Committee also believes that the Transaction is procedurally fair to Emtec’s stockholders, including unaffiliated stockholders, based upon, among other things:

●
that the Special Committee was accorded discretion and authority in determining whether Emtec should proceed with the Transaction as well as in determining the substantive terms of the Reverse Stock Split, including the ratio for the Reverse Stock Split and the price to be paid for fractional shares;

●	that the Special Committee was advised by an independent valuation adviser and received advice of the Company’s counsel;

●	that the Transaction is being effected in accordance with the applicable requirements of Delaware law;

●
that stockholders can, in theory, increase, divide or otherwise adjust their existing holdings, prior to the effective date of the Transaction, so as either to retain some or all of their shares or to be cashed-out with respect to some or all of their shares; however, the Special Committee recognized that the ability of stockholders to so increase, divide or adjust their holdings may be limited by the limited trading market of the Company’s common stock, which may prevent stockholders from purchasing or selling shares of our common stock at prices they consider reasonable, or at all; and

●
stockholders who are cashed-out may have the option to repurchase shares of Emtec's common stock on the pink sheets with the cash obtained in the Transaction (although the limited trading volume in Emtec’s common stock that currently exists and is expected to continue following the consummation of the Transaction may prevent stockholders who are cashed-out from purchasing shares of our common stock at prices they consider to be reasonable, or at all).

No unaffiliated stockholder representative was retained to act solely on behalf of the unaffiliated stockholders in the Transaction, and the Transaction was not approved by any of Emtec’s unaffiliated stockholders.  However, the Special Committee does not believe that an unaffiliated stockholder representative or unaffiliated vote requirement was necessary to ensure the procedural and substantive fairness of the Transaction because it believes there was sufficient representation in the decision-making by the Special Committee to protect the interests of unaffiliated stockholders.  More specifically, the Special Committee believes that its appointment, as independent non-management directors unaffiliated with Emtec’s Controlling Stockholder, together with the authority to engage an independent valuation advisor, enabled it to act in the best interests of Emtec’s stockholders, including unaffiliated stockholders, resulting in procedural fairness to such stockholders, and that the analyses and alternatives considered by the Special Committee, including the report and opinion of Murray Devine, resulted in terms for the Transaction which are substantively fair to Emtec’s stockholders, including unaffiliated stockholders.

Based on the foregoing, the Special Committee believes that the Transaction is procedurally and substantively fair to the Fractional Stockholders and Emtec’s stockholders, including unaffiliated stockholders, who will remain stockholders after the transaction is consummated.

Board and Stockholder Approval

The Board and the Controlling Stockholder based their approval of the Transaction on the same factors considered by the Special Committee in determining the fairness of the Transaction, and each of the Board and the Controlling Stockholder adopted the recommendation and analysis of the Special Committee in arriving at their respective fairness determinations.  The Board, including the Special Committee, and Mr. Desai have determined that the Transaction is substantively and procedurally fair to the Fractional Stockholders and Emtec's stockholders, including unaffiliated stockholders, who will remain stockholders of Emtec after the transaction is consummated.  Prior to approving the Transaction, the Board and Mr. Desai reviewed the Special Committee’s recommendation and the reasons therefor, as discussed above under “Special Committee Considerations,” and the Board, including Mr. Desai, reviewed with Murray Devine its report and fairness opinion.  The Board and Mr. Desai had an opportunity to ask questions and discuss each of the analyses presented by Murray Devine (see “–Opinion of Murray Devine” below).  The Board, after discussion, and our Controlling Stockholder concurred in the recommendations of the Special Committee and its reasoning in reaching those recommendations.

On April 30, 2013, the Board approved an amendment to our Amended and Restated Bylaws to permit stockholders to act by the written consent of a majority but less than all of the stockholders in lieu of a meeting.  Thereafter, on May 1, 2013, the holders of a majority of Emtec’s issued and outstanding common stock, including our Controlling Stockholder and certain of our officers and directors, delivered to Emtec a written consent of stockholders in lieu of a meeting approving the Reverse Stock Split and the Forward Stock Split.

Under Section 228 of the Delaware General Corporation Law (“DGCL”), any action that can be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the holders of outstanding stock having not less than the minimum number of votes that are necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present have consented to such action in writing.  Under Section 242 of the DGCL, the approval of the Reverse Stock Split and the Forward Stock Split requires the affirmative vote or written consent of a majority of the votes entitled to be cast by holders of Emtec’s issued and outstanding common stock.  Accordingly, this Information Statement is furnished solely for the purpose of informing the stockholders of the Company of the corporate actions described herein before they take effect in accordance with the DGCL and the Exchange Act and rules promulgated thereunder, and, with this Information Statement, we are not asking stockholders to vote on, or otherwise approve, either the Reverse Stock Split or the Forward Stock Split.

Interests of Emtec’s Directors and Executive Officers and Affiliates in the Transaction

Stockholders should be aware that Emtec’s directors, executive officers and our Controlling Stockholder have interests in the Transaction that are in addition to, or different from, the stockholders generally.   These interests may create potential conflicts of interest and include the following:

●	Certain of our directors, certain executive officers and our Controlling Stockholder hold shares in excess of 20,000 shares and will, therefore, retain shares of common stock after the Transaction;

●
Emtec’s directors, executive officers and persons holding 5% or more of Emtec’s common stock (including our Controlling Stockholder) will benefit because, after the 90 day waiting period, cash tender offer transactions by issuers and affiliates will no longer be regulated by SEC tender offer rules (other than by Exchange Act Regulation 14E, which applies to all tender offers); and

●
Emtec’s directors, executive officers and persons holding 5% or more of Emtec’s common stock (including our Controlling Stockholder) will benefit because, after the 90 day waiting period, such officers, directors and 5% stockholders will no longer be required to report their acquisition, disposition or ownership of shares under the Exchange Act.

Our directors, officers and our Controlling Stockholder will, however, be treated the same as any other stockholders owning more than 20,000 shares of common stock in the Transaction, including unaffiliated stockholders.

Opinion of Murray Devine

Murray Devine, founded in 1989, is a financial advisory firm that specializes in providing independent third party valuations and opinions.  Murray Devine and its principals had no prior relationship with Emtec or any members of the Board.

Murray Devine was retained to provide advisory services to the Special Committee to value Emtec’s common stock and to render an opinion of the fairness of the consideration from a financial point of view to the Fractional Stockholders in the proposed Transaction, under an engagement letter dated April 10, 2013.  As compensation for its services to the Special Committee in connection with the proposed Transaction, Emtec agreed to pay Murray Devine a fee of $85,000.  No portion of the fee paid to Murray Devine was contingent upon the conclusion reached in its opinion.  In addition, Emtec agreed to reimburse Murray Devine for all reasonable out-of-pocket expenses incurred in connection with the engagement for travel, lodging, legal fees and similar matters, which expenses could not exceed $10,000 in the aggregate without the Company’s prior written consent.  Murray Devine has consented to the inclusion of its fairness opinion and valuation analysis in the Company’s filings with the SEC, including this Information Statement, and to the Company making the fairness opinion available for use by its stockholders in conjunction with the Transaction.

The opinion and presentation of Murray Devine to the Special Committee and the Board, in connection with which Murray Devine was requested to evaluate the fairness, from a financial point of view, to the Fractional Stockholders, was only one of the many factors taken into consideration by the Special Committee in making its determination to approve the Transaction and recommend the approval of the Transaction to the Board.  No limitations were imposed by the Special Committee upon Murray Devine with respect to the investigation made or procedures followed by Murray Devine in rendering its opinion.

Murray Devine’s opinion, attached to this Information Statement as Appendix C, should be read carefully and in its entirety.  It is directed only to the fairness, from a financial point of view, of the Transaction to the Fractional Stockholders, and it does not address the underlying business decision of the Special Committee or the Board or any other party to proceed with or effect the proposed Transaction.

A copy of Murray Devine’s valuation analysis and written report is attached as Exhibit (c)(2) to Emtec’s Schedule 13e-3, which was filed with the SEC on May 6, 2013. Murray Devine has consented to the disclosure of its valuation analysis and the contents of its written report, and the inclusion of its fairness opinion in this Information Statement. The following discussion is qualified by reference to the full text of the valuation analysis which, together with its appendices, should be read in its entirety.

In connection with the delivery of its report and rendering of its opinion, Murray Devine reviewed selected publicly available business and financial information concerning Emtec, as well as certain other historical financial and operating data and projected financial information of Emtec that was provided by management and held discussions with management regarding Emtec’s services, operations, cost structure and outlook.

Emtec does not publicly disclose internal management forecasts of the type provided to Murray Devine by the management of Emtec in connection with Murray Devine’s review of the Transaction.  The forecasts were not prepared with a view toward public disclosure.  In addition, the forecasts were based on numerous factors and events that are beyond the control of the Company and its management that are inherently uncertain, including factors related to general economic and competitive conditions.  Accordingly, actual results could vary significantly from the results set forth in the forecasts.  See “ – Prospective Financial Information” for a discussion of the forecast information provided to Murray Devine.

Murray Devine performed various valuation analyses to determine the fair market value of Emtec’s common stock as of April 30, 2013.  Fair market value was defined as the price at which securities would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of the relevant facts.  Murray Devine has assumed that the Federal JV will be consummated.  Murray Devine assumed and relied upon the accuracy and completeness of the financial and other information provided by management without assuming responsibility for independent verification of such information.  Murray Devine further relied upon the representations of certain members of management that they were not aware of any facts that would make such information materially inaccurate or misleading.

Specific due diligence procedures carried out by Murray Devine as part of the valuation process included the following:

•	Interviews with certain members of management;

•	Review of Emtec’s Annual Report on form 10-K for the year ended August 31, 2012;

•	Review of Emtec’s Quarterly Reports on Form 10-Q for the quarters ended November 30, 2012 and February 28, 2013;

•	Review of the “going dark” discussion prepared for the March 24, 2013 special meeting of the Board;

•	Review of the letter of intent relating to the Federal JV;

•	Review of projected financial statements and key assumptions for Emtec and the Federal JV;

•	Review of a draft of this Information Statement;

•	Analysis of comparable publicly traded companies;

•	Review of Emtec’s historical trading activity; and

•	Review of pertinent industry and economic data.

In performing its valuation analysis, Murray Devine considered the following factors:

•	The history and growth opportunities of Emtec;

•	The general and industry economic outlooks;

•	Legal and environmental contingencies;

•	Emtec’s historical and projected trends of earnings and expenses, various financial ratios and capital structure;

•	The current market value of SEC reporting companies in the same or similar industries; and

•	The risks associated with the Company’s operating earnings stability, capital structure, competition, customers, and barriers to entry and exit from the industry.

Murray Devine noted that there are two typical approaches used in valuing a business enterprise and its underlying securities: (i) the market approach (including the public trading history, if applicable) and (ii) the income approach.

The Market Approach

•
Public Trading History.  The first test was based on the cash price being paid to Fractional Stockholders relative to the unaffected price of Emtec’s common stock and how it compares with the Company’s historical trading prices and volume levels over the past 24 months.  During that period, the highest trading price of Emtec’s common stock was $1.23, the lowest trading price was $0.20 and the average trading price was $0.85.

•
Multiple of EBITDA. Murray Devine explained that the valuation of common stock using the market approach involves the determination of multiples from identified guideline publicly-traded companies (the “GPCs”).  These multiples are used to develop a market value of invested capital of the subject company.  The market value of invested capital is adjusted for the subject company’s net debt and other obligations, preferred equity, if any, non-operating assets and other factors to arrive at a common equity value.

Murray Devine identified nine GPCs in the IT outsourcing industry: CACI International, Inc., NCI, Inc., Computer Sciences Corp., Computer Task Group, Inc., Igate Corp., Dynamics Research Corp., Insight Enterprises, Inc., Hackett Group Inc. and Edgewater Technology Inc.  EBITDA multiples for the GPCs were calculated by dividing their respective EBITDAs into their respective market values of invested capital that were determined based upon publicly available market value information.

The share price of each of the GPCs is multiplied by its shares outstanding to arrive at the market value of its equity capitalization.  Added to this is the value of any outstanding preferred stock and long-term debt and deducted are any non-operating assets such as cash and investments.  This results in the market value of invested capital for each GPC.

A historical analysis of EBITDA was prepared for each GPC, including EBITDA for the prior three fiscal years and the last twelve months, and projections of EBITDA were prepared for the next two fiscal years.

These EBITDAs were used to calculate multiples for each of the stated periods. For example, the last twelve months' EBITDA for CACI International Inc. was $338.2 million and its total operating market value of invested capital was $1,999.8 million.  The total operating market value of invested capital divided by EBITDA resulted in an EBITDA multiple of 5.9x for CACI International Inc. based on the last twelve months.

These multiples were adjusted, when applicable, for the difference in equity market capitalization size between each GPC and Emtec.  Five of the nine GPCs, CACI International Inc., Computer Sciences Corp., Computer Task Group, Inc. Igate Corp. and Insight Enterprises Inc., required adjustment.  This adjustment resulted in lower multiples for these five companies in order to make them comparable in size risk to Emtec. Using CACI International Inc.’s last twelve months unadjusted multiple of 5.9x, the size risk adjustment was calculated as follows:

•	1 divided by 5.9 equals 16.95%, which reflects an EBITDA capitalization rate.

•
The difference in size premium between CACI International Inc. and Emtec as sourced from the Ibbotson SBBI Valuation Yearbook and grossed up for taxes since the size premium is after-tax and EBITDA is a pre-tax measure is 6.9%.

•	The 6.9% times the percentage of equity in CACI’s capital structure of 65% (4.49%) is added to the 16.95%, which equals the size adjusted EBITDA capitalization rate (21.44%).

•	1 is divided by 21.44%, which equals the size risk adjusted multiple of 4.7x.

The calculated multiples for the GPCs were used to develop multiples to apply to Emtec. Multiples of EBITDA of 5.5x and 6.0x were applied to the last twelve months’ EBITDA and projected fiscal year 2013 EBITDA, and multiples of 5.0x and 5.5x were applied to the projected fiscal year 2014 EBITDA. The concluded operating market values of the invested capital ranged from $35.2 million to $42.5 million.

The Income Approach

Under the income approach, the value of a business is based on the present value of its future stream of cash flows and can be estimated based on assumptions about the Company's future operating results and growth. Murray Devine explained that the financial measure typically used as the best estimate of a company's future operating results is known as free cash flow, which is cash available to service debt and to pay dividends.

The discounted free cash flows for this method were derived from the projections provided by Emtec’s management for the five years ending August 31, 2018 as reflected in Appendix D to this Information Statement.  Historical trends were analyzed and were incorporated with expected future trends to develop the projections. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by the analyses. The discounted free cash flow analysis is inherently subject to uncertainty as it is based upon numerous factors or events beyond the control of Emtec and its management.

Capital structure was based on management projections, with a perpetuity capital structure of 25% debt to 75% equity based on the GPCs.  The long-term weighted average cost of capital was estimated to be between 16.4% and 17.9% based upon Emtec-specific and market-based inputs.  A long-term growth rate of 3.25% to 3.75% was selected based on expected economic and industry growth rates and implied growth rates of the GPCs.  Based on management projections, different levels of assumed projection risk and perpetuity growth, operating market value of invested capital was estimated to be between $37.6 million and $42.3 million.

To arrive at a range of concluded equity values, Murray Devine added cash of $0.5 million, subtracted outstanding debt of $22.8 million, subtracted contingent acquisition liabilities of $4.8 million, subtracted capital leases of $0.2 million and added the value of Emtec’s interest in the Federal JV, $4.0 million.  The shares outstanding include penny warrants issued to New Spring and Peachtree. The Federal JV value was estimated by Murray Devine using projections relating to the Federal JV provided by management and the discounted cash flow of those projections. This resulted in a range of equity values from $12.0 million to $19.3 million.

Based on these approaches, Murray Devine determined that the value per share of common stock of Emtec was in the range of $0.62 to $1.00.

Murray Devine also delivered its opinion to the Board that the proposed cash consideration to the Fractional Stockholders of $1.05 per share is fair to the Fractional Shareholders from a financial point of view.

PROSPECTIVE FINANCIAL INFORMATION

Important Information about the Projections

Emtec did not prepare the forecasts that were provided to Murray Devine with a view to public disclosure and we included them in this Information Statement only because this information was used by Murray Devine in connection with its retention by the Special Committee and its opinion delivered to the Special Committee and the Board regarding the fairness of the Transaction described in "Opinion of Murray Devine." Emtec did not prepare the forecasts that were provided to Murray Devine with a view to compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. Neither Emtec’s independent accountants nor any other independent accountants have examined or compiled the accompanying prospective financial information and, accordingly, they have not expressed any opinion or any other form of assurance with respect thereto.

Emtec’s management prepared the forecasts in connection with the Transaction and the Federal JV for the Special Committee’s and the Board's review. In general, management's internal financial forecasts are prepared for internal use and are subjective in many respects and thus susceptible to interpretations and assumptions, all made by management of Emtec, with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond the control of Emtec and its management. Accordingly, Emtec cannot offer any assurance that the assumptions made in preparing the projections will prove accurate, and actual results may be materially greater or less than those contained in the projections. Except to the extent required under the federal securities laws, Emtec does not intend to make publicly available any update or other revisions to the projections to reflect circumstances existing after the date of the preparation of the projections. See "Forward-Looking Statements.”

Projections

The projections of the Company prepared by management in connection with the Transaction are attached as Appendix D to this Information Statement.  The projections prepared in connection with the Federal JV are attached as Appendix E to this Information Statement.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material federal income tax consequences to the Company and to its affiliated and unaffiliated stockholders resulting from the Transaction.  This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, or the Code, the Treasury Regulations, or the Regulations, issued pursuant to the Code, and published rulings and court decisions in effect as of the date of this Information Statement.  This summary does not take into account possible changes in laws or interpretations, including amendments to the Code, applicable statutes, Regulations and proposed Regulations or changes in judicial or administrative rulings; some of which may have retroactive effect.  No assurance can be given that any such change will not adversely affect this summary.  This summary assumes that you have held, and will continue to hold, shares of our common stock as capital assets for federal income tax purposes.

This summary does not address all aspects of the possible federal income tax consequences of the Transaction.  In particular, and without limiting the foregoing, this summary does not consider the federal income tax consequences to stockholders of the Company in light of their individual investment circumstances nor to stockholders subject to special treatment under the federal income tax laws (for example, non-U.S. or U.S. partnerships (or other pass-through entities) or any partner, member or owner therein, banks and other financial institutions, broker-dealers, traders in securities that elect the mark-to-market method of accounting, tax exempt entities, life insurance companies, regulated investment companies, real estate investment trusts and taxpayers whose functional currency is not the U.S. dollar), who received shares as compensation for services or who hold, have held, or will hold, stock as part of a straddle, hedging, or conversion transaction for federal income tax purposes.  In addition, this summary does not address any consequences of the Transaction under any state, local or foreign tax laws.

We will not obtain a ruling from the Internal Revenue Service, or the IRS, or an opinion of counsel regarding the federal income tax consequences to the stockholders of the Company as a result of the Transaction. Accordingly, you are encouraged to consult your own tax advisor regarding the specific tax consequences of the proposed transaction, including the application and effect of state, local and foreign income and other tax laws.

You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences, applicable to your specific circumstances.

We believe that the Transaction will be treated as a tax-free "recapitalization" for federal income tax purposes. This will result in no material federal income tax consequences to the Company. However, as described below, you may not qualify for tax free "recapitalization" treatment for federal income tax purposes, depending on your specific circumstances.

U.S. Holders

The discussion in this section is addressed to “U.S. holders.”  For purposes of this discussion, a “U.S. holder” means:

●	a citizen or resident of the United States;

●	a domestic corporation;

●	an estate the income of which is subject to federal income taxation regardless of its source; or

●
a trust if (1) a United States court can exercise primary supervision over the trust's administration and one or more United States persons (as defined under the Code) are authorized to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable Regulations to be treated as a United States person.

Federal Income Tax Consequences to Affiliated and Unaffiliated Stockholders Who Do Not Receive Cash in the Transaction

If you continue to hold shares of our common stock directly immediately after the Transaction and you receive no cash as a result of the Transaction, you should not recognize any gain or loss in the Transaction for federal income tax purposes. Your aggregate adjusted tax basis in your shares of our common stock held immediately after the Transaction will be equal to your aggregate adjusted tax basis in your shares of our common stock held immediately prior to the Transaction and you will have the same holding period in your shares of our common stock as you had in such stock immediately prior to the Transaction.

Federal Income Tax Consequences to Unaffiliated Stockholders Who Receive Cash in the Transaction

If you receive cash in exchange for fractional shares as a result of the Transaction and (1) you do not continue to hold any shares of our stock directly immediately after the Transaction, (2) you are not related to any person or entity that holds shares of our stock immediately after the Transaction and (3) you hold no options to acquire shares of stock in the Company immediately after the Transaction, then you will recognize capital gain or loss on the Transaction for federal income tax purposes, with such gain or loss measured by the difference between the cash you receive for your shares of our common stock and your aggregate adjusted tax basis in such stock.

If you receive cash in exchange for fractional shares as a result of the Transaction and (1) you continue to directly own shares of our stock immediately after the Transaction or (2) you are deemed to constructively own shares of stock in the Company either because you are related to a person or entity who continues to hold shares of our stock immediately after the Transaction or because you hold options to acquire shares of stock in the Company immediately after the Transaction, then although the matter is not free from doubt, you should recognize capital gain or loss in the same manner as set forth in the previous paragraph, provided that your receipt of cash either is "not essentially equivalent to a dividend," or constitutes a "substantially disproportionate redemption of stock," as described below.

Not Essentially Equivalent to a Dividend.  You will satisfy the "not essentially equivalent to a dividend" test under the Code if the reduction in your proportionate interest in the Company resulting from the Transaction (taking into account for this purpose the shares of our stock constructively owned by you because you are related to certain persons or entities holding shares of stock in the Company or because you hold options to acquire shares of stock in the Company) is considered a "meaningful reduction" given your particular facts and circumstances.  The IRS has ruled that a small reduction by a minority stockholder whose relative stock interest is minimal and who exercises no control over the affairs of the corporation will satisfy this test.

Substantially Disproportionate Redemption of Stock.  The receipt of cash in the Transaction in exchange for your shares of our common stock will be a "substantially disproportionate redemption of stock" under the Code if the percentage of the outstanding shares of stock of the Company owned by you (taking into account for this purpose the shares of our stock constructively owned by you because you are related to certain persons or entities holding shares of stock in the Company or because you hold options to acquire shares of stock in the Company) immediately after the Transaction is less than 50% of all outstanding shares and less than 80% of the percentage of shares of stock owned by you immediately before the Transaction.

In applying these tests, certain attribution rules apply.  You may be treated as owning shares of stock actually or constructively owned by certain individuals and entities related to you and you may be treated as owning the stock of the Company for which you hold options to acquire such stock.  Please consult your tax advisor as to whether and to what extent the attribution rules apply to you and whether there is a method of obtaining a waiver for certain family attribution rules in your circumstances.

Certain affiliated shareholders may have family members who hold shares over which the affiliated stockholders have disclaimed beneficial ownership.  These shares will be treated the same as those held by any other unaffiliated holder.  No affiliated stockholders of Emtec will receive cash as a result of the Transaction.

Capital Gain and Loss

For individuals, net capital gain (defined generally as your total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months generally will be subject to tax at a rate not to exceed 20% (plus the Medicare tax on unearned income, as described below). Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates. Capital gain recognized by a corporate taxpayer will continue to be subject to tax at the ordinary income tax rates applicable to corporations.  There are limitations on the deductibility of capital losses.

Special Rate for Certain Dividends

In general, dividends are taxed at ordinary income rates.  However, if you are an individual or other non-corporate stockholder, any portion of the cash received that is treated as a dividend under the rules described above generally will be subject to federal income tax at a rate not to exceed 20% (plus the Medicare tax on unearned income, as described below), provided you satisfy the holding period requirement.

If the cash you receive is treated as the receipt of a dividend, then the basis in your shares of our common stock that were exchanged for the cash received will be transferred to any remaining shares of common stock in the Company held by you immediately after the Transaction.  If you do not own any shares of our common stock immediately after the Transaction, your tax basis in your shares of our common stock may, under certain circumstances, be transferred to shares of common stock in the Company held by a person related to you or it may be lost entirely. Under recently proposed regulations, your adjusted tax basis in the shares of our common stock that were exchanged for the cash received would be recognized as a loss by you upon the occurrence of certain subsequent events. You are urged to consult your tax advisor as to the applicability of these proposed regulations to you.

Medicare Tax on Unearned Income

Certain United States stockholders that are individuals, estates or trusts may be required pay an additional 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of shares of our common stock. You should consult your tax advisors regarding the effect, if any, of these rules on the Transaction.

Non-U.S. Holders

The discussion in this section is addressed to “non-U.S. holders.” For purposes of this discussion, a non-U.S. holder is a beneficial owner of shares of our common stock other than a U.S. holder.

Generally, non-U.S. holders will not recognize any gain or loss upon completion of the Transaction. In particular, gain or loss will not be recognized with respect to cash received for fractional shares of our common stock provided that (1) such gain or loss is not effectively connected with the conduct of a trade or business in the United States (or, if certain income tax treaties apply, is not attributable to a non-U.S. holder’s permanent establishment in the United States), (2) with respect to non-U.S. holders who are individuals, such non-U.S. holders are present in the United States for less than 183 days in the taxable year of the Transaction and certain other conditions are met, and (3) such non-U.S. holders comply with certain certification requirements.

Recently-Enacted Federal Tax Legislation

Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as defined in the Code) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, and gross proceeds from the sale or other disposition of, shares of our common stock paid to a foreign financial institution or to a non-financial foreign entity, unless (1) the foreign financial institution undertakes certain diligence and reporting, (2) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders.

Although these rules currently apply to applicable payments made after December 31, 2012, Regulations and other IRS guidance provide that the withholding provisions described above will generally apply to payments of dividends or distributions on our common stock made on or after January 1, 2014 and to payments of gross proceeds from a sale or other disposition of shares of our common stock on or after January 1, 2017.  Such recently-enacted federal tax legislation is particularly complex and its application to non-U.S. holders is not entirely certain at this time. We urge you to consult your own tax advisor regarding the possible implications of this legislation on the Transaction.

U.S. Information Reporting and Backup Withholding

U.S. holders receiving cash in the Transaction will be required to provide their social security or other taxpayer identification numbers (or, in some instances, additional information and certifications) in connection with the Transaction to avoid backup withholding requirements that might otherwise apply.  The letter of transmittal will require each stockholder receiving cash in the Transaction to deliver such information (generally, on IRS Form W-9) when the common stock certificates are surrendered following the effective date of the Transaction. Failure to provide such information may result in backup withholding.

In general, backup withholding and information reporting will not apply to the payment of cash for fractional shares of our common stock to a non-U.S. holder pursuant to the Transaction if the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder and the applicable withholding agent does not have actual knowledge to the contrary. The letter of transmittal will require each stockholder receiving cash in the Transaction to deliver such information (generally, on IRS Form W-8) when the common stock certificates are surrendered following the effective date of the Transaction. Failure to provide such information may result in backup withholding. In addition, in certain circumstances the amount of cash paid to a non-U.S. holder for fractional shares of our common stock, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against your federal income tax liability, if any, provided that certain required information is timely furnished to the IRS.

AS EXPLAINED ABOVE, THE AMOUNTS PAID TO YOU AS A RESULT OF THE TRANSACTION MAY RESULT IN DIVIDEND INCOME, CAPITAL GAIN INCOME, OR SOME COMBINATION OF DIVIDEND AND CAPITAL GAIN INCOME TO YOU DEPENDING ON YOUR INDIVIDUAL CIRCUMSTANCES. YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF THE TRANSACTION, IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

MARKET PRICES OF THE COMMON STOCK

Our common stock is currently listed for quotation on the OTCBB.  The symbol for the listing is “ETEC.OB.”  The following table sets forth the high and low sales prices for each calendar quarter during the last three fiscal years of Emtec and for the quarters ended November 30, 2012 and February 28, 2013. On May 3, 2013 the closing sale price of our common stock was $1.10.  As of such date, there were approximately 525 common stockholders of record and 18.2 million shares of our common stock, par value $.01 per share, issued and outstanding.

2013	HIGH ($)	LOW ($)
First Quarter	1.17	1.10
Second Quarter	1.23	0.94

YEAR ENDED AUGUST 31, 2012	HIGH ($)	LOW ($)
First Quarter	0.80	0.39
Second Quarter	1.12	0.20
Third Quarter	1.18	0.90
Fourth Quarter	1.23	1.05

YEAR ENDED AUGUST 31, 2011	HIGH ($)	LOW ($)
First Quarter	1.22	0.75
Second Quarter	1.14	0.60
Third Quarter	1.05	0.59
Fourth Quarter	1.05	0.36

DIVIDEND POLICY

We have not previously declared any dividends.  It is not likely that dividends on shares of our common stock will be declared in the foreseeable future.  Under our current credit facility with PNC Bank, National Association, and our subordinated loan agreement with New Spring and Peachtree, we may not declare any dividends without the consent of our lenders. However, even if our lenders consented, the determination and payment of dividends with respect to the shares in the future will be within the discretion of the Board and will depend on our earnings, strategic uses of cash and capital requirements and operating and financial condition, other uses of cash, among other factors.

TRANSFER AGENT

Zions Bank, Emtec’s transfer agent, is located at One South Main Street, 12th Floor, Salt Lake City, UT 84133-1109.  Their telephone number is 888-416-5176 and their website is http://www.zionsbancorporation.com.

CERTAIN REPURCHASES OF SECURITIES

Except as described below under “Securities Transactions Involving Affiliates,” neither Emtec nor Mr. Desai has made any repurchases of Emtec's common stock during the past two years.

SECURITIES TRANSACTIONS INVOLVING AFFILIATES

To the best of Emtec’s knowledge, no executive officer or director of Emtec, nor any other person in control of Emtec has engaged in any transactions involving Emtec’s common stock within the past sixty days, except that Mr. Desai purchased 15,519 shares of common stock on March 19, 2013 for $1.05 per share, 4,000 shares of common stock on March 11, 2013 for $1.05 per share, 12,500 shares of common stock on March 5, 2013 for $1.05 per share, 10,000 shares of common stock on March 4, 2013 for $1.05 per share, and 5,000 shares of common stock on March 1, 2013 for $1.05 per share, in each case pursuant to a Rule 10b5-1 trading program adopted by Mr. Desai on May 23, 2012.

THE TRANSACTION

The following supplements the information included in the “SPECIAL FACTORS” section above.

THE AMENDMENTS

A copy of the amendments to the certificate of incorporation effecting both the Reverse Stock Split and the Forward Stock Split following immediately thereafter are attached as Appendix A and Appendix B, respectively, to this Information Statement.

The Transaction includes both a Reverse Stock Split and a forward stock split of our common stock.  The Reverse Stock Split is expected to be completed at 4:58, New York City time, on or after May 27, 2013, and is expected to be immediately followed by the completion of the Forward Stock Split, at 4:59 p.m., New York City time, on the same date.

Each stockholder owning fewer than 20,000 shares of common stock immediately before the effective time of the Reverse Stock Split will receive from the Company $1.05 in cash, without interest, for each of such shares of common stock; and (b) each stockholder owning of record 20,000 or more shares of common stock immediately before the effective time of the Reverse Stock Split will, after the Transaction, hold the same number of shares of common stock.

For purposes of the Transaction, we will presume that shares of Emtec common stock held by a discrete owner are held distinct from shares held by any other owner except where the names of the owners are the same or substantially similar and Emtec has reason to believe based on the holder’s addresses or other indications that the shares are held by the same record owner.  The shares held in any account that holds of fewer than 20,000 shares of common stock immediately prior to the effective time of the Reverse Stock Split will be purchased in the Transaction.  See “Questions and Answers About the Transaction and the Form of Your Share Ownership,” above, for a description of how stockholders may be able to restructure their share ownership to ensure that they receive cash in exchange for their shares or remain stockholders of the Company.

Emtec shall have full discretion and exclusive authority (subject to its right and power to delegate or assign such authority or any related task or responsibility to any other person) to:

●	make such inquiries, whether of any stockholder(s) or otherwise, as it may deem appropriate for purposes of effecting the Transaction; and

●
resolve and determine, in its sole discretion, all ambiguities, questions of fact and interpretive and other matters relating to such provisions, including, without limitation, any questions as to the number of shares held by any holder immediately prior to the effective time of the Reverse Stock Split. All such determinations by Emtec shall be final and binding on all parties, and no person or entity shall have any recourse against Emtec or any other person or entity with respect thereto.

PROCEDURE FOR EFFECTING REVERSE STOCK SPLIT

General

All amounts payable to stockholders will be subject to applicable state laws relating to abandoned property (see “– No Appraisal or Dissenters’ Rights; Escheat Laws,” below).  No service charges or brokerage commissions will be payable by stockholders in connection with the Transaction. Emtec will not pay any interest on any cash amounts payable to its stockholders as a result of the Transaction.

Beneficial Holders of Common Stock (i.e. stockholders who hold in street name)

Upon the implementation of the Reverse Stock Split, we intend to treat shares held by stockholders through a bank, broker, custodian or other nominee in the same manner as registered stockholders whose shares are registered in their names.  Banks, brokers, custodians or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding our common stock in street name.  Notwithstanding anything to the contrary contained in this Information Statement, the bank, broker or other nominee holding your shares may have its own internal procedures with respect to transactions like the Reverse Stock Split that may lead to a different result.   For example, your nominee may also hold shares for other beneficial owners of our common stock such that, in the aggregate, the nominee holds 20,000 or more shares, and the nominee may not be obligated to treat the Transaction as affecting the holdings of each individual beneficial owner.  In that case, you would not receive cash for your shares.  Stockholders who hold shares of our common stock with a bank, broker, custodian or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers, custodians or other nominees.

Registered “Book-Entry” Holders of Common Stock (i.e. stockholders that are registered on the transfer agent’s books and records but do not hold stock certificates)

Certain of our registered holders of common stock may hold some or all of their shares electronically in book-entry form with the transfer agent.  These stockholders do not have stock certificates evidencing their ownership of the common stock.  They are, however, provided with a statement reflecting the number of shares registered in their accounts.

Each holder who is entitled to receive cash as a result of the Transaction who holds uncertificated shares of common stock as a direct owner will be sent a transmittal letter by our transfer agent promptly after the Transaction and will need to return a properly completed and duly executed transmittal letter in order to receive such cash payment.

Holders of Certificated Shares of Common Stock

Promptly after the Transaction, Emtec will mail to each holder who is entitled to receive cash as a result of the Transaction, based on information available to Emtec, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon delivery of the certificates to Emtec) and instructions to effect the surrender of the certificates in exchange for the cash payment payable with respect to such certificates, if any.  Upon surrender of a certificate for cancellation to Emtec, if any, together with such letter of transmittal, duly completed and executed, and such other customary documents as may be required pursuant to such instructions, the holder of such certificate will receive a cash payment payable with respect to the shares formerly represented by such certificate, and the certificate so surrendered shall be canceled.

Holders of 20,000 or more shares of common stock immediately prior to the effective time of the Reverse Stock Split will not be required to surrender or exchange their shares.

YOU SHOULD NOT SEND YOUR STOCK CERTIFICATES NOW. YOU SHOULD SEND THEM ONLY AFTER YOU RECEIVE A LETTER OF TRANSMITTAL FROM EMTEC. LETTERS OF TRANSMITTAL WILL BE MAILED SOON AFTER THE TRANSACTION IS COMPLETED TO HOLDERS OF FEWER THAN 20,000 SHARES IMMEDIATELY PRIOR TO THE EFFECTIVE TIME OF THE REVERSE STOCK SPLIT.

REGULATORY APPROVALS

Emtec is not aware of any material governmental or regulatory approval required for completion of the Transaction, other than compliance with the relevant federal and state securities laws and the corporate laws of the state of Delaware.

NO APPRAISAL OR DISSENTERS’ RIGHTS; ESCHEAT LAWS

Stockholders do not have appraisal or dissenters’ rights under Delaware state law or Emtec’s certificate of incorporation or bylaws in connection with the Transaction.  The Company does not intend to obtain counsel or appraisal services for unaffiliated stockholders at the expense of the Company.

The unclaimed property and escheat laws of each state provide that under circumstances defined in that state’s statutes, holders of unclaimed or abandoned property must surrender that property to the state. Persons whose shares are eliminated and whose addresses are unknown to Emtec, or who do not return their common stock certificate(s) and request payment therefore, generally will have a period of years (depending on applicable state law) from the effective date of the Transaction in which to claim the cash payment payable to them.  Following the expiration of that period, the escheat laws of states of residence of stockholders, as shown by the records of Emtec, generally provide for such state to obtain either (i) custodial possession of property that has been unclaimed until the owner reclaims it or (ii) escheat of such property to the state.  If Emtec does not have an address for the holder of record of the shares being purchased in the Transaction, then unclaimed payments to such holders, would be turned over to Emtec’s state of incorporation, the state of Delaware, in accordance with its escheat laws.

CONDITIONS TO COMPLETION OF THE TRANSACTION

The Transaction will not be effected if the Board determines that:

●
Emtec is not able to raise the amount of  proceeds from new debt financing necessary to pay for all of the shares expected to be purchased in the Transaction to reduce the number of common stockholders of record below 300 and pay the costs and expenses resulting from the Transaction;

●	an event has occurred or is likely to arise that might have a material effect on Emtec; or

●
the Transaction will not reduce the number of common stockholders of record to below 300 and allow Emtec to comfortably maintain a number of record holders that will allow us to avoid re-registration with the SEC in the future.

In addition, while the Board expects that the Transaction will be implemented if the above conditions are satisfied, the Board may decide to abandon the Transaction at any time prior to its consummation if it believes that such action would be in the best interests of Emtec’s stockholders, including unaffiliated stockholders.  For example, the Board may determine to abandon or delay the Transaction if there is a material change in the benefits or risks associated with the Transaction.

SOURCES AND USES OF FUNDS FOR THE TRANSACTION

Based on estimates of ownership of shares of common stock, the number of shares outstanding and other information as of April 30, 2013, and assuming that, as a result of the Transaction, 1.0 million shares are purchased, Emtec estimates that the total funds required to consummate the Transaction will be up to $2 million, of which an estimated $1.05 million will be used to pay the consideration to stockholders owning fewer than 20,000 shares of common stock entitled to receive cash for their shares (which estimate uses the mean of a range of possible costs that were calculated using certain assumptions about shares held in street name), and $267,000 will be used to pay the costs of the Transaction, as follows:

Postage and printing	$6,000
Miscellaneous Costs (including filing fees)	$1,000
Legal fees and expenses	$60,000
Valuation advisor and fairness opinion fees and expenses	$85,000
Financing fees and expenses	$75,000
Special Committee fees	$40,000

Total	$267,000

The funds required to consummate the Transaction will be derived from an up to $2 million senior subordinated note (the “Subordinated Note”) payable to New Spring and Peachtree, with interest to be paid at a current rate of 12.0% and a payment in kind interest rate of 4.0%.  On April 24, 2013, the Company executed a term sheet for the Subordinated Note to fund the Transaction and the costs and expenses of the Transaction.  The Subordinated Note will mature on August 15, 2016 and rank junior to the Company’s existing senior debt and senior to the Company’s existing subordinated debt.  The Subordinated Note will be subject to a 1.5% closing fee and a prepayment penalty during the first two years that Subordinated Note is outstanding unless converted into another security.  The closing of the Subordinated Note is subject to, among other things, completion of due diligence, negotiation and execution of mutually acceptable definitive documentation and receipt of all necessary approvals, including approvals from the lenders’ investment committees and the Board.  There can be no assurance that the Subordinated Note will be entered into on the terms currently contemplated or at all.

MANAGEMENT OF EMTEC

Set forth below is information about the directors and executive officers of Emtec.

DIRECTORS

Name	Age	Positions
Dinesh R. Desai	63	President, Chief Executive Officer and Chairman of the Board
Gregory P. Chandler	46	Chief Financial Officer and Director
Sunil Misra	53	Chief Strategy & Delivery Officer and Director
Gregory L. Cowan	59	Non-management Director
Robert Mannarino	55	Non-management Director
Christopher M. Formant	60	Non-management Director

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Name	Age	Positions
Samir Bhatt	45	Vice President of Finance and Secretary
George Houck	51	Chief Accounting Officer

Dinesh R. Desai.  Mr. Desai has served as the Chairman of the Board, Chief Executive Officer and President of the Company since August 2005.  From 1986 to August 2005, Mr. Desai was the Chairman and CEO of DARR Global Holdings, Inc., a management consulting firm.  Since 2004, he has also served as Chairman of the Board of Directors of Emtec Federal, Inc. (formerly Westwood Computer Corporation).  Mr. Desai was a President, CEO, Co-Chairman and an owner of Western Sky Industries, a manufacturer of highly engineered, proprietary component parts used primarily in aerospace applications. Prior to 1986, Mr. Desai spent twelve years with American Can and Arco Chemical in various management positions, including marketing, manufacturing, finance, planning and research and development. Mr. Desai has also served as a member of the Board of Directors of the Enterprise Center, a nonprofit organization. Mr. Desai holds a Bachelor of Science Degree in chemical engineering from the Indian Institute of Technology in Bombay, India, and a Master’s of Science Degree in both chemical and industrial engineering from Montana State University. He earned an MBA from Temple University in 1978.  As the majority owner of the Company, Mr. Desai brings to the Board leadership and other executive skills and industry knowledge from his extensive experience.

Gregory Chandler.  Mr. Chandler has been a Director since August 2005 and since April 2009 Mr. Chandler has been Chief Financial Officer of the Company.  From February 1999 to April 2009, Mr. Chandler was with Janney Montgomery Scott LLC where he served as the Managing Director and Group Head of the Business Services Investment Banking Practice.  From August 1995 to February 1999, Mr. Chandler with PricewaterhouseCoopers LLP and its predecessor Coopers and Lybrand LLC where he first worked in the Audit practice and then worked as a consulting Manager, advising companies in restructuring their back office financial operations.  Mr. Chandler also served as an Officer in the United States Army.  Mr. Chandler received an MBA from Harvard Business School and a B.S. in Engineering from the United States Military Academy at West Point and is a Certified Public Accountant.  Mr. Chandler has been a Director on Emtec’s Board since 2005, where he served as Audit Committee Chair from 2005 through 2009.  He presently serves as a Director/Trustee and chairs the Audit Committees of FS Investment Corporation, Franklin Square Energy Partners, and the RBB Funds.  In addition, Mr. Chandler serves as a Director on the Board of the Enterprise Center, a nonprofit organization.  Mr. Chandler brings to the Board management, industry and accounting experience.

Sunil Misra.  Mr. Misra has been Chief Strategy & Delivery Officer for the Company since October 2009 and a director since December 1, 2011.  From January 2009 to October 2009, Mr. Misra was the CEO of two boutique strategy consulting firms, Verto Partners LLC and RJN International LLC, providing technology advisory services and assisting a large IT outsourcing firm in the divestment of a non-core business unit.  From August 2006 to January 2009, Mr. Misra was a Vice President at Getronics, NA, an IT outsourcing and systems integration subsidiary of KPN, a European telecom provider.  From 1988 to August 2006, Mr. Misra held a number of senior executive positions with global responsibilities at Unisys Corporation.  Earlier in his career, Mr. Misra was with Credit Suisse First Boston and with Skantek Corporation.  Mr. Misra received his bachelor’s and master’s degrees in Electrical Engineering from the Indian Institute of Technology, Delhi, India and Rensselaer Polytechnic Institute in New York, respectively.  Mr. Misra brings to the Board management and industry experience.

Christopher M. Formant.  Mr. Formant has been a director since December 1, 2011 and has served as the Senior Vice President of Avaya Inc. and President of Avaya Government Solutions since August 2010.  Mr. Formant joined Avaya in February 2008. Prior to assuming his current position he served as the Senior Vice President of Avaya Inc. and President of Avaya Global Services.  Mr. Formant was previously Executive Vice President and Executive Committee Member at Bearing Point, Inc. from February 2003 to January 2008. Prior to joining Bearing Point, Mr. Formant served as CEO of the technology consulting firm Scient, as senior partner and global banking leader at PriceWaterhouseCoopers LLP and executive vice president at MBNA Corp. Mr. Formant received his MBA from George Washington University. Mr. Formant brings to the Board management and industry experience, as well as the advantage of being an independent director.

Robert Mannarino.  Mr. Mannarino has been a director since May 24, 2006 and is currently the President of Boardroom Associates, a strategy consulting firm.  Mr. Mannarino has held this position since 2005.  Mr. Mannarino is also Vice Chairman of OKS Group, a private multinational outsourcing firm and is a member of the Board of Directors of The Results Companies, a private-equity-backed international CRM services company.  From 2003 to 2006, Mr. Mannarino served as the Chairman, CEO and President of RewardsPlus, a benefits administration outsourcing firm.  From 1997 to 2003, Mr. Mannarino also previously served as the President and Chief Operating Officer of two public companies, ICT Group and CDI Corporation, respectively.  Mr. Mannarino has also served as the Chief Operating Officer of Checkfree’s Investment Services business and held senior positions at ADP and Citigroup.  Mr. Mannarino received an MBA from the University of Chicago Graduate School of Business and a Bachelor of Science Degree in Computer Science from Union College. Mr. Mannarino brings to the Board management, industry and compensation experience, as well as the advantage of being an independent director.  He also utilizes his in-depth management experience in his service on the Audit Committee and Compensation Committee.

Gregory L. Cowan.  Mr. Cowan has been a director since July 10, 2009 and is currently the Senior Vice President and Chief Financial Officer of VWR Funding, Inc. (“VWR”). Mr. Cowan has held this position at VWR since June 2009.  Mr. Cowan joined VWR in December 2004.  Prior to assuming his current position, he served as Vice President and Corporate Controller at VWR.   Before joining VWR, Mr. Cowan spent approximately five years at CDI Corporation in various senior financial positions, including Corporate Controller, Senior Vice President and Chief Accounting Officer and Chief Financial Officer. Prior to joining CDI Corporation, he was Vice President of Internal Audit at Crown Cork and Seal Company, Inc. for approximately six years and a senior manager at PricewaterhouseCoopers LLC, where he served in various audit capacities, for eleven years. Mr. Cowan graduated from Rutgers University with a degree in Accounting.  Mr. Cowan brings to the Board both management and accounting experience, as well as the advantage of being an independent director.  He also has in-depth knowledge of finance, accounting and compensation policies in the industry, which he utilizes in his service on the Audit Committee and Compensation Committee.

Samir Bhatt.  Since August 2005, Mr. Bhatt has been Vice President of Finance and Secretary. Prior to August 2005, he was our Vice President of Finance and Treasurer of Emtec since January 2001 and of Emtec-NJ since July 2000.  Prior to that and from July 1997, he was Director of Accounting for Emtec-NJ. He also held the positions at Emtec-NJ of Accounting Manager (from 1994 to July 1997) and of Senior Accountant (from 1992 to 1994).  Mr. Bhatt holds a Bachelor of Science Degree in business administration from Drexel University in Pennsylvania and a Diploma in Hotel Management from the Institute of Hotel Management and Catering Technology in Mumbai, India.

George Houck.  Since November 2011, Mr. Houck has been Chief Accounting Officer of the Company. From September 2010 to November 2011, Mr. Houck was Director of Financial Reporting and Controller of the Federal Business for the Company.  From July 2008 to September 2010, Mr. Houck served as an accounting consultant for various companies including the Company.  From September 2004 to July 2008, Mr. Houck provided advisory services with KPMG as a Manager in the transaction services group.  Other prior positions held by Mr. Houck include Senior Manager for Haverford Capital Advisors, Manager and Managing Director for Acquisition Management Services and a Manager in KPMG’s tax department. Mr. Houck graduated from Villanova University with a Bachelor’s degree in accounting and is a licensed Certified Public Accountant.

Each of Messrs. Desai, Chandler, Misra, Cowan, Mannarino, Formant, Bhatt and Houck is a citizen of the United States.

During the last ten years, neither the Company nor, to its knowledge, any of its directors or executive officers has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or was a party to a any judicial or administrative proceeding that resulted in a judgment, decrees or final order enjoining such individual or entity from future violations of, or prohibiting or activities subject to, federal or state securities laws or finding any violation of federal or state securities laws.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding ownership of our common stock as of April 30, 2013 by (i) each director, (ii) each executive officer, and (iii) all current executive officers and directors of the Company as a group, and (iv) those individuals or groups who are known by us to beneficially own more than five percent (5%) of the outstanding shares of our common stock.  Except as otherwise indicated below, to our knowledge, each such beneficial owner has sole voting and investment power with respect to the shares beneficially owned by such stockholder.

NAME AND ADDRESS OF BENEFICIAL OWNER(1)	AMOUNT BENEFICIALLY OWNED(2)	PERCENT OF CLASS
Dinesh R. Desai	10,772,833(3)	59.1%
Gregory Chandler	431,831(4)	2.4%
Sunil Misra	327,050(5)	1.8%
Robert Mannarino	120,000(6)	0.7%
Gregory L. Cowan	53,333(7)	0.3%
Christopher M. Formant	30,000(8)	0.2%
Samir Bhatt	115,000(9)	0.6%
George Houck	_	_
All executive officers and directors as a group (8 persons)	11,850,047	65.1%
Ronald A. Seitz	933,713(10)	5.1%
Keith Grabel	1,087,428(11)	6.0%
Mary Margaret Grabel	955,622(12)	5.3%

(1) Each stockholder’s address is c/o Emtec, Inc., 11 Diamond Road, Springfield, NJ 07081, unless otherwise indicated.

(2) As used herein, beneficial ownership means the sole or shared power to vote, or direct the voting of, a security, or the sole or shared power to invest or dispose, or direct the investment or disposition, of a security.  Except as otherwise indicated, all persons named herein have (i) sole voting power and investment power with respect to their shares, except to the extent that authority is shared by spouses under applicable law and (ii) record and beneficial ownership with respect to their shares; also includes any shares issuable upon exercise of options or warrants that are currently exercisable or will become exercisable within 60 days of April 30, 2013.

(3) 9,024,221 shares, including 1,401,733 shares issuable upon exercise of a warrant, are held by Mr. Desai through DARR Westwood LLC in which he is the sole member.  600,000 shares are held by DARR Westwood LLC through DARR Emtec LLC.  Mr. Desai is the sole member of DARR Westwood LLC and may be deemed to have a beneficial ownership over the shares in DARR Emtec LLC beneficially owned by DARR Westwood LLC; however, Mr. Desai disclaims beneficial ownership of the shares except to the extent of his pecuniary interest.  Also includes: (i) 114,919 shares of restricted stock granted on November 3, 2006, (ii) 69,583 shares of restricted stock granted on November 26, 2008, (iii) 46,040 shares of restricted stock granted on December 15, 2009, (iv) 40,231 shares of restricted stock granted on December 9, 2010, (v) 500,000 of restricted stock granted on July 22, 2011 which vest over a three-year period, (vi) 152,000 shares of restricted stock granted on December 17, 2012 which vest over a one-year period, (vii) 47,019 shares of common stock purchased by Mr. Desai pursuant to a Rule 10b5-1 trading program and (viii) 778,820 shares of common stock purchased by Mr. Desai on the open market and in private transactions.

(4) Includes (i) 137,500 shares of restricted stock granted on May 5, 2009 which vest over a four-year period on April 30 of each subsequent year, (ii) 13,614 shares of restricted stock granted on December 15, 2009, (iii) 24,586 shares of restricted stock granted on December 9, 2010, (iv) 93,000 shares of restricted stock granted on December 17, 2012 which vest over a one-year period, (v) 65,000 shares issuable upon exercise of options and (vi) 98,131 shares of common stock purchased by Mr. Chandler on the open market and in private transactions.  Mr. Chandler disclaims beneficial ownership of 32,500 shares owned by his wife and children.

(5) Includes (i) 137,500 shares of restricted stock granted on December 1, 2009 which vest over a four-year period on October 19 of each subsequent year, (ii) 21,513 shares of restricted stock granted on December 9, 2010, (iii) 123,000 shares of restricted stock granted on December 17, 2012 which vest over a one-year period and (iv) 45,037 shares of common stock purchased by Mr. Misra on the open market and in private transactions.

(6) Includes (i) 90,000 shares issuable upon exercise of options and (ii) 30,000 shares of common stock Mr. Mannarino purchased on the open market.

(7) Includes 53,333 shares issuable upon exercise of options.

(8) Includes 30,000 shares issuable upon exercise of options.

(9) Includes 15,000 shares issuable upon exercise of options.

(10) Includes 332,858 shares owned by Carla Seitz, Mr. Seitz’s spouse.  Mr. Seitz disclaims any beneficial interest in these shares.  Also includes (i) 100,806 shares of restricted stock granted on February 5, 2007, (ii) 67,294 shares of restricted stock granted on November 26, 2008, (iii) 42,884 shares of restricted stock granted on December 15, 2009, (iv) 27,106 shares of restricted stock granted on December 9, 2010 and (v) 10,000 shares of restricted stock granted on February 8, 2013.

(11) Includes (i) 50,403 shares of restricted stock granted on February 5, 2007 and (ii) 87,026 shares of restricted stock granted on December 9, 2009.  Mr. Grabel’s address is 5 Highlander Drive, Scotch Plains, New Jersey 07076.

(12) Mrs. Grabel’s address is 5 Highlander Drive, Scotch Plains, New Jersey 07076.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

EMPLOYMENT AGREEMENTS

Dinesh R. Desai.  On July 22, 2011, the Company entered into an employment agreement with Mr. Desai (the “Desai Agreement”).  The term of the Desai Agreement commenced on July 22, 2011 and expires on August 31, 2013 (unless terminated earlier).  Beginning on August 31, 2013 and continuing on each two year anniversary thereof, the term of the Desai Agreement will automatically renew for an additional two years, unless terminated earlier or unless either party provides the other with at least 90 days advance written notice of non-renewal.  Pursuant to the Desai Agreement, Mr. Desai will serve as the Chief Executive Officer of the Company and will report directly to the Board or its designee.  Mr. Desai’s base salary was initially $450,000 per annum, but was increased to $475,000 per annum on July 22, 2012.  Mr. Desai’s base salary is subject to future increase at the discretion of the Board.  During the term of the Desai Agreement, Mr. Desai will be eligible to participate in the Company’s executive bonus plans and shall have a target bonus opportunity of 100% of base salary.  Under the terms of the Desai Agreement, Mr. Desai is prohibited from competing against us and our subsidiaries, and from soliciting any of our or our subsidiaries’ customers, suppliers, employees or consultants, during his employment and for a period of two years thereafter.   The Desai Agreement also contains confidentiality, ownership and assignment of intellectual property and mutual non-disparagement provisions.  In addition, Mr. Desai is entitled to certain indemnification rights under the Desai Agreement.  Following his termination of employment, Mr. Desai may be entitled to receive certain payments and benefits from us.

Gregory P. Chandler.  On May 21, 2012, we entered into an amended and restated employment agreement with Mr. Chandler, pursuant to which Mr. Chandler continues to serve as the Chief Financial Officer of the Company (the “Chandler Agreement”).  The term of the Chandler Agreement commenced on May 21, 2012 and expires on May 21, 2014 (unless terminated earlier).  Beginning on May 21, 2014 and continuing on each anniversary thereof, the term of the Chandler Agreement will automatically renew for an additional one year period, unless terminated earlier or unless either party provides the other with at least 120 days advance written notice of non-renewal.  Under the terms of the Chandler Agreement, Mr. Chandler is entitled to receive a base salary of $325,000, subject to increase at the discretion of the Board. In addition, Mr. Chandler is entitled to participate in the Company’s Incentive Plan, with target and maximum bonus opportunities of 50% of base salary and 100% of base salary, respectively.    Under the terms of the Chandler Agreement, Mr. Chandler is prohibited from competing against us and our subsidiaries, and from soliciting any of our or our subsidiaries’ customers, suppliers or employees, during his employment and for a period of one year thereafter.  The Chandler Agreement also contains confidentiality, ownership and assignment of intellectual property and non-disparagement provisions.  In addition, Mr. Chandler is entitled to certain indemnification rights under the Chandler Agreement.  Following the termination of his employment, Mr. Chandler may be entitled to receive certain payments and benefits from us.

Sunil Misra.  On August 10, 2012, we entered into an amended and restated employment agreement with Sunil Misra, pursuant to which Mr. Misra continues to serve as the Chief Strategy and Delivery Officer of the Company (the “Misra Agreement”).  The term of the Misra Agreement commenced on August 10, 2012 and expires on August 10, 2014 (unless terminated earlier).  Beginning on August 10, 2014 and continuing on each anniversary thereof, the term of the Misra Agreement will automatically renew for an additional one year period, unless terminated earlier or unless either party provides the other with at least 120 days advance written notice of non-renewal.  Under the terms of the Misra Agreement, Mr. Misra is entitled to receive a base salary of $325,000, subject to increase at the discretion of the Board. In addition, Mr. Misra is entitled to participate in the Company’s Incentive Plan, with a maximum bonus opportunity of 100% of his base salary.  Under the terms of the Misra Agreement, Mr. Misra is prohibited from competing against us and our subsidiaries, and from soliciting any of our and our subsidiaries’ customers, suppliers or employees, during his employment and for a period of one year thereafter.  The Misra Agreement also contains confidentiality, ownership and assignment of intellectual property and non-disparagement provisions.  In addition, Mr. Misra is entitled to certain indemnification rights under the Misra Agreement.  Following the termination of his employment, Mr. Misra may be entitled to receive certain payments and benefits from us.

LETTER AGREEMENT WITH DARR WESTWOOD LLC

On August 2, 2010, the Company entered into a letter agreement (the “Letter Agreement”) with DARR Westwood LLC (the “Investor”), pursuant to which, among other things, (a) the Investor agreed (i) to certain transfer restrictions on shares of Common Stock owned by the Investor, which are described below, and (ii) to transfer to the Company for cancellation the existing warrant owned by the Investor to purchase 8% of the outstanding Common Stock on a fully diluted basis, and (b) the Company issued to the Investor a warrant (the “Warrant”) to purchase up to an aggregate of 1,401,733  shares of Common Stock of the Company at an exercise price of $2.11 per share. The Investor’s sole member is Dinesh R. Desai, the Company’s Chairman, Chief Executive Officer and President.  Under the terms of the Letter Agreement, the Investor is prohibited during the specified restricted period from transferring or publicly announcing any intention to transfer, in either case without the unanimous approval of the disinterested members of the Board, (a) all or any portion of the Warrant or the Investor’s rights under the Warrant or (b) any shares of Common Stock currently or in the future owned by the Investor. This prohibition, however, does not apply to any transfer of shares of Common Stock pursuant to which both (x) the transferee is an independent third party and (y) the price paid by the transferee is equal to or greater than $5.00 per share in cash. The restricted period specified in the Letter Agreement commenced on August 2, 2010 and terminates on the earlier to occur of (a) August 2, 2015 or (b) the date on which both (i) the average of the daily volume weighted average price per share of Common Stock over the immediately preceding 45 trading days that at least one share of Common Stock was traded is $5.00 or more, and (ii) the average daily trading volume of shares of Common Stock over the 45 consecutive trading days (regardless of whether any shares of Common Stock were traded on any such trading day) immediately preceding such date is 10,000 or more.   The Letter Agreement also requires that if the Company causes its Common Stock to become listed on a national securities exchange, the Company will also list and maintain the listing of the shares of Common Stock underlying the Warrant on such national securities exchange. In addition, subject to certain conditions, the Company is required under the Letter Agreement to provide prior notice to the Investor if, at any time before the Warrant has been exercised in full, the Company effects certain specified corporate actions, including selecting a record date for dividends or distributions or effecting a reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up involving the Company.  The Warrant expires on August 2, 2015. The Warrant also contains provisions for cashless exercise and weighted average anti-dilution protection for subsequent issuances or deemed issuances of Common Stock by the Company for consideration per share less than the per share exercise price of the Warrant in effect immediately prior to such issuance or deemed issuance.

OTHER AGREEMENTS

We occupy office and warehouse space in a 70,000 square foot building in Suwannee, Georgia.  This space is leased from GS&T Properties, LLC, in which Mr. Ronald Seitz, an executive officer of our company, is a passive investor and owns an approximate 10% equity interest.  The original lease term for approximately 26,000 square feet was through November 2009 with monthly base rent of $15,832.  We exercised the option to extend the lease as well as expanding the leased space to approximately 36,000 square feet for an additional five year term through November 2014, with a monthly base rent of $20,816.

We occupy approximately 43,000 square feet of office and warehouse space in Springfield, New Jersey.  Until April 4, 2013, this space was leased from Westwood Property Holdings, LLC, in which Mr. Keith Grabel, a former director of the Company and our second largest stockholder, and Mr. David Micales, our Senior Vice President, are members.  The original lease term was through April 2009 with monthly base rent of $15,000.  We exercised the option to extend the lease for an additional five year term through April 2014, with monthly base rent of $17,250.  The building is no longer owned by Westwood Property Holdings, LLC.

FINANCIAL INFORMATION

The audited financial statements included in the Company’s annual report on Form 10-K for the year ended August 31, 2012 and the unaudited interim financial statements included in the Company’s Quarterly Report on Form 10-Q for the periods ended November 30, 2012 and February 28, 2013 are incorporated in the Information Statement by Reference.

COST OF THIS INFORMATION STATEMENT

The costs associated with the preparation, filing, printing and distribution of this information statement will be paid by Emtec.

WHERE YOU CAN FIND MORE INFORMATION

The Transaction will result in a “going private” Transaction within the meaning of Rule 13e-3 of the Exchange Act. Emtec has filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 under the Exchange Act with respect to the Transaction.  The Schedule 13E-3 contains additional information about Emtec. Copies of the Schedule 13E-3 are available for inspection and copying at the principal executive offices of Emtec during regular business hours by any interested stockholder of Emtec, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by written request directed to Sam Bhatt, Secretary, Emtec, Inc., 11 Diamond Road, Springfield, NJ 07081.

Emtec is currently subject to the information requirements of the Exchange Act and files periodic reports, Proxy Statements and other information with the Securities and Exchange Commission relating to its business, financial and other matters.

Copies of such reports, Proxy Statements and other information, as well as the Schedule 13E-3 (and any amendments thereto), may be copied (at prescribed rates) at the public reference facilities maintained by the SEC at 100 F Street, NE, Washington, DC 20549.  For further information concerning the SEC’s public reference rooms, you may call the SEC at 1-800-SEC-0330.  Some of this information may also be accessed on the World Wide Web through the SEC’s Internet address at “http://www.sec.gov.”  The Company’s common stock is listed for quotation on the OTCBB under the symbol “ETEC.”

The full text of the fairness opinion of Murray Devine, dated April 30, 2013, is attached as Appendix C to this Information Statement.  The fairness opinion and report of Murray Devine, and any materials used in connection with such report, is also available for inspection and copying at the Company’s principal executive offices, 11 Diamond Road, Springfield, NJ 07081, during its regular business hours by any stockholder of the Company or representative who has been so designated in writing.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents that we previously filed with the SEC (other than any portions of such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules) are incorporated by reference in this Information Statement:

•	Emtec’s Annual Report (the “Annual Report”) on Form 10-K for the year ended August 31, 2012, filed with the SEC on December 14, 2012;

•
Emtec’s Quarterly Reports (the “Quarterly Reports”) on Form 10-Q for the quarters ended November 30, 2012 and February 28, 2013, filed with the SEC on January 14, 2013 and April 15, 2013, respectively,

•	Emtec’s Current Reports (the “Current Reports”) on Form 8-K filed with the SEC on December 17, 2012, January 15, 2013, February 7, 2013, February 12, 2013, and May 6, 2013.

The Annual Report, the Quarterly Reports and the Current Reports contain important information about Emtec and its financial condition.

We do not incorporate by reference any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K in any past or future filings, unless specifically stated otherwise. The information incorporated by reference should be considered part of this Information Statement except for any information superseded by information contained directly in this Information Statement.

Upon written request by any stockholder, Emtec shall deliver, without charge, by first class mail a copy of any and all of the information (not including exhibits) that has been incorporated by reference in this Information Statement.  Such requests should be made in writing and directed to Sam Bhatt, Secretary, Emtec, Inc., 11 Diamond Road, Springfield, NJ 07081.

We have not authorized anyone to give any information or make any representation about the Transaction or us that differs from, or adds to, the information in this Information Statement or in our documents that are publicly filed with the SEC.  If anyone does give you different or additional information, you should not rely on it.

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” information statements and annual reports. This means that only one copy of the Company’s Information Statement may have been sent to multiple stockholders in your household.  The Company will promptly deliver a separate copy of this document to you if you request one by writing as follows: Sam Bhatt, Secretary, Emtec, Inc., 11 Diamond Road, Springfield, NJ 07081; Telephone: 973-376-4242.  If you want to receive separate copies of the Information Statement, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact the Company at the above address and phone number.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ DINESH R. DESAI

CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER

Appendix A

Form of Amendment to Effect Reverse Stock Split

EMTEC, INC.

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION, AS AMENDED

Emtec, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: This Certificate of Amendment amends the provisions of the Corporation’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”).

SECOND: The terms and provisions of this Certificate of Amendment have been duly adopted by written consent given in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware and shall become effective at 4:58 p.m., New York City time, on                      , 2013.

THIRD: Article IV of the Corporation’s Certificate of Incorporation shall be and is hereby amended by adding the following to the end thereof:

“Without regard to any other provision of this Certificate of Incorporation, each one (1) share of common stock issued and outstanding immediately prior to 4:58 p.m., New York City time, on                 , 2013 (the “Reverse Split Effective Time”) shall be and is hereby automatically reclassified and changed (without any further act), without increasing or decreasing the amount of stated capital or paid-in-surplus of the Corporation, into a twenty-thousandth (20,000th) of a fully-paid and nonassessable share of common stock, provided that no fractional shares shall be issued to any holder of fewer than 20,000 shares of common stock immediately prior to the Reverse Split Effective Time, and provided further that instead of issuing fractional shares to such holders, the Corporation shall pay an amount in cash equal to $1.05 per share of common stock held by such holders immediately prior to the Reverse Split Effective Time. Each stockholder of the Corporation holding less than 20,000 shares of common stock immediately prior to the Reverse Split Effective Time shall only have the right to receive cash equal to $1.05 multiplied by the number of shares of common stock owned by such stockholder immediately prior to the Reverse Split Effective Time, and such stockholder shall no longer have any further rights as a stockholder of the Corporation. Promptly after the Reverse Split Effective Time, the Corporation shall send or cause to be sent to all persons who were holders of fewer than 20,000 shares of common stock immediately prior to the Reverse Split Effective Time instructions for receiving their cash payment and surrendering their certificates, where shares are held in certificated form.  Pending the surrender and exchange of such certificates, such certificates shall represent only the right of the holder thereof to receive, upon surrender thereof, payment of the cash consideration therefor, at the rate of $1.05 for each share of common stock held immediately prior to the Reverse Split Effective Time, to which such holder has become entitled under this paragraph.”

[signature page follows]

A-1

IN WITNESS WHEREOF, Emtec, Inc. has caused this Certificate of Amendment to be signed by Dinesh R. Desai, its President and Chief Executive Officer, this ___________ day of _____________, 2013.

EMTEC, INC.

By: /s/ Dinesh R. Desai
Dinesh R. Desai
President and Chief Executive Officer

A-2

Appendix B

Form of Certificate of Amendment to Effect Forward Stock Split

EMTEC, INC.

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION, AS AMENDED

Emtec, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: This Certificate of Amendment amends the provisions of the Corporation’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”).

SECOND: The terms and provisions of this Certificate of Amendment have been duly adopted by written consent given in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware and shall become effective at 4:59 p.m., New York City time, on                      , 2013.

THIRD: Article IV of the Corporation’s Certificate of Incorporation shall be and is hereby amended by adding the following to the end thereof:

“Without regard to any other provision of this Certificate of Incorporation (but after giving effect to the Reverse Stock Split pursuant to the immediately preceding paragraph), each one (1) share of common stock issued and outstanding immediately prior to 4:59 p.m., New York City time, on                    , 2013 (the “Forward Split Effective Time”), and each fractional share held of record by any holder of one or more whole shares of common stock immediately prior to the Forward Split Effective Time, shall be and is hereby automatically reclassified and changed (without any further act), without increasing or decreasing the amount of stated capital or paid-in-surplus of the Corporation, into the number of fully-paid and nonassessable shares determined by multiplying each such share, and fractional share, by twenty-thousand (20,000).”

[signature page follows]

B-1

IN WITNESS WHEREOF, Emtec, Inc. has caused this Certificate of Amendment to be signed by Dinesh R. Desai, its President and Chief Executive Officer, this ___________ day of _____________, 2013.

EMTEC, INC.

By: /s/ Dinesh R. Desai
Dinesh R. Desai
President and Chief Executive Officer

B-2

Appendix C

April 30, 2013

The Special Committee of the Board of Directors and
the Board of Directors of Emtec, Inc.
100 Matsonford Road
Two Radnor Corporate Center
Suite 420
Radnor, PA 19087

Ladies and Gentlemen:

You have requested that we render an opinion to the Special Committee (the “Special Committee”) of the Board of Directors and the Board of Directors of Emtec, Inc. (the “Company”) as to the fairness from a financial point of view of a proposed transaction pursuant to which the Company’s common stock will be subject to a reverse split and the common stock of certain  stockholders holding fractional shares after the reverse split (the “Fractional  Stockholders”) will be repurchased by the Company (the “Transaction”).   More specifically, you have asked us for our opinion as to whether the terms of the Transaction are fair to the Fractional Stockholders of the Company.

In the Transaction the Company will amend its certificate of incorporation to effect a 20,000 for 1.0 reverse stock split of the Company’s common stock (the “Reverse Stock Split”) and will also amend its certificate of incorporation immediately following the Reverse Stock Split to effect a 1.0 for 20,000 forward stock split (the “Forward Stock Split”).  The Transaction will not result in any change in the number of shares of common stock held by stockholders of the Company other than stockholders who, immediately prior to the effective time of the Reverse Stock Split, own fewer than 20,000 shares of the Company’s common stock.  Fractional Stockholders are stockholders owning fewer than 20,000 shares of common stock immediately before the effective time of the Reverse Stock Split and will no longer own such shares after the effective time of the Reverse Stock Split and, in lieu thereof, will be entitled to receive from the Company $1.05 in cash, without interest, for each such share of common stock.  The Company estimates that approximately 1,001,400 shares will be purchased from Fractional Stockholders representing approximately 5% of the Company’s outstanding shares, for an aggregate purchase price of approximately $1,051,469.

1650 Arch Street	•	Suite 2700	•	Philadelphia, PA 19103	•	Phone 215.977.8700	•	Fax 215.977.8181
www.murraydevine.com

The Special Committee of the Board of Directors and
the Board of Directors of Emtec, Inc.
April 30, 2013

In arriving at our opinion, we have reviewed the following provided to us by the Company and its advisors: (i) the Company’s 2012 Annual Report; (ii) the Company’s Form 10Q for the quarter ended February 28, 2013; (iii) the presentation titled “Going Dark Discussion” for the Board of Directors Special Meeting on March 24, 2013; (iv) the Letter of Intent for the Company’s Federal Business (the “Federal Business”) between the Company, Spectrum Systems, Inc. and Synnex dated April 12, 2013; (v) projections of the expected future cash flows to be received from the Federal Business by the Company received via email dated April 22, 2013;  (vi) the Company Overview Presentation received on April 17, 2013; (vii) multi-year projected financial statements and assumptions received via email on April 23, 2013; (viii) the Company’s common stock historical trading activity; (ix) the draft Schedule 14C to be filed with the Securities and Exchange commission; and (x) relevant industry and economic data.  In addition, we have also had discussions with management of the Company regarding historical and projected future financial performance, operations, products, customers and legal contingencies.  Certain members of the Company’s management have represented to us that they are unaware of any facts that would cause the foregoing information to be incomplete or misleading in any material respect as of the date of this opinion. We have relied upon and assumed without independent verification the accuracy and completeness of all such information and do not assume any responsibility with respect to such information. Without limiting the foregoing, management of the Company has advised us and we have assumed that all projections have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company and we express no opinion with respect to the projections.  In arriving at our opinion, we have also used and relied upon information contained in various publicly available reports and statements.  We do not assume responsibility for the accuracy of such information and we have relied upon it without independent verification.

In preparing this opinion, we have not participated in any negotiations relating to the terms of the Transaction or solicited expressions of interest from any third parties or made any other investigation of any possible alternatives to the Transaction.  This opinion is not intended to be and should not be construed as any form of recommendation to the Special Committee of the Board of Directors of the Company or any other party relating to the Transaction.  We offer no opinion or advice as to legal, regulatory, accounting, insurance and tax matters relating to the Transaction and we assume that such opinions and advice has or will be obtained from the appropriate professionals.

This opinion is being furnished solely for the benefit and use of the Special Committee and the other members of the Board of Directors of the Company in connection with their consideration of the Transaction and may not be used for any other purpose or relied upon by or distributed to any other party; provided, however, that non-reliance information copies of the opinion may be shared with the Board of Directors’ accountants and other outside advisors to the extent required in connection with the engagement of such parties so long as they agree not to further disseminate the opinion to any third parties.  Without limiting the foregoing, this opinion may not be reproduced in or otherwise referred to in any debt placement, offering or other form of document distributed to any third party without our prior consent, which will not be unreasonably withheld; provided, however, that our opinion may be (1) disclosed in connection with any litigation or judicial proceeding involving the Transaction or as may otherwise be required by applicable law and (2) reproduced and described in full in any document relating to the Transaction that the Company files with the Securities and Exchange Commission and/or mails to its stockholders, including the Company’s Schedule 13e-3 and Schedule 14C.

The Special Committee of the Board of Directors and
the Board of Directors of Emtec, Inc.
April 30, 2013

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that the terms of the Transaction are fair to the Fractional Stockholders.

This opinion is provided as of the date stated above and Murray Devine has no responsibility to update this opinion for any subsequent events and circumstances.

Very truly yours,

MURRAY, DEVINE & CO., INC.

Appendix D

EMTEC, INC.
VALUATION ANALYSIS
As of April 30, 2013

Projected Balance Sheets
In Millions

Fiscal Year End August 31,	2013	2014	2015	2016	2017	2018

Cash	$-	$-	$-	$-	$-	$0.8
Receivables	17.8	19.1	20.1	19.4	20.2	21.0
Inventories	1.1	1.2	1.2	1.8	2.2	1.4
Prepaid Expenses and Others	3.0	3.1	3.4	3.5	3.2	3.4
Deferred Tax Assets - Current	1.0	1.0	1.0	1.0	1.0	1.0
Total Current Assets	22.8	24.3	25.6	25.7	26.6	27.6

Net Fixed Assets	2.1	1.4	1.6	1.7	1.9	2.0
Identified Intangibles	8.3	6.6	4.9	3.2	1.5	(0.2)
Goodwill	13.3	13.3	13.3	13.3	13.3	13.3
Deferred Tax Assets - Long-Term	0.5	0.5	0.5	0.5	0.5	0.5
Other Assets	1.7	1.7	1.7	1.7	1.7	1.7

Total Assets	48.8	47.9	47.6	46.2	45.5	44.9

Line of Credit	8.5	7.1	4.9	0.8	1.9	-
Accounts Payable	11.0	12.6	13.0	12.3	12.2	12.4
Warrant Liability	2.1	2.1	2.1	2.1	2.1	2.1
Income Taxes Payable	0.1	0.3	0.4	0.5	0.6	0.7
Accrued Liabilities	4.1	4.2	4.1	5.2	3.8	4.3
Customer Deposits and Other	0.1	0.1	0.1	0.1	0.2	0.1
Deferred Revenue	0.3	0.4	0.4	0.4	0.4	0.4
Total Current Liabilities	26.3	26.8	25.1	21.4	21.2	20.1

Deferred Tax Liability - Long Term	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)
Accrued Liabilities	0.1	0.1	0.1	0.6	0.5	0.6
Contingent Acquisition Liabilities	3.9	0.1	(0.5)	(0.5)	(0.5)	(0.5)
Long Term Debt (adj. pre 2012)	12.8	13.0	13.3	12.0	8.0	4.0
Capital Leases	0.1	-	-	-	-	-

Equity	5.7	7.9	9.7	12.7	16.3	20.7

Total Liabilities & Equity	48.8	47.9	47.6	46.2	45.5	44.9

EMTEC, INC.
VALUATION ANALYSIS
As of April 30, 2013

Projected Balance Sheets
Common Size Analysis

Fiscal Year End August 31,	2013	2014	2015	2016	2017	2018

Cash	0.0%	0.0%	0.0%	0.0%	0.0%	1.8%
Receivables	36.4%	39.8%	42.2%	42.0%	44.4%	46.7%
Inventories	2.2%	2.5%	2.6%	3.9%	4.9%	3.2%
Prepaid Expenses and Others	6.1%	6.4%	7.0%	7.7%	7.1%	7.6%
Deferred Tax Assets - Current	2.0%	2.0%	2.0%	2.1%	2.1%	2.2%
Total Current Assets	46.8%	50.8%	53.8%	55.7%	58.5%	61.4%

Net Fixed Assets	4.4%	3.0%	3.3%	3.8%	4.2%	4.6%
Identified Intangibles	17.1%	13.8%	10.3%	6.9%	3.3%	-0.5%
Goodwill	27.3%	27.8%	27.9%	28.8%	29.2%	29.6%
Deferred Tax Assets - Long-Term	1.1%	1.1%	1.1%	1.2%	1.2%	1.2%
Other Assets	3.4%	3.5%	3.5%	3.6%	3.7%	3.7%

Total Assets	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Line of Credit	17.4%	14.8%	10.3%	1.7%	4.2%	0.0%
Accounts Payable	22.6%	26.4%	27.2%	26.6%	26.7%	27.5%
Warrant Liability	4.4%	4.5%	4.5%	4.6%	4.7%	4.8%
Income Taxes Payable	0.2%	0.6%	0.8%	1.1%	1.3%	1.6%
Accrued Liabilities	8.4%	8.7%	8.7%	11.3%	8.4%	9.6%
Customer Deposits and Other	0.2%	0.2%	0.3%	0.3%	0.3%	0.3%
Deferred Revenue	0.7%	0.8%	0.8%	0.8%	0.9%	0.9%
Total Current Liabilities	53.9%	56.0%	52.6%	46.4%	46.6%	44.8%

Deferred Tax Liability - Long Term	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
Accrued Liabilities	0.1%	0.1%	0.1%	1.3%	1.1%	1.4%
Contingent Acquisition Liabilities	8.1%	0.3%	-1.0%	-1.1%	-1.1%	-1.1%
Long Term Debt (adj. pre 2012)	26.1%	27.2%	28.0%	26.0%	17.6%	8.9%
Capital Leases	0.1%	0.0%	0.0%	0.0%	0.0%	0.0%

Equity	11.7%	16.4%	20.4%	27.4%	35.8%	46.1%

Total Liabilities & Equity	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

EMTEC, INC.
VALUATION ANALYSIS
As of April 30, 2013

Projected Balance Sheets
Working Capital Analysis
In Millions

Fiscal Year End August 31,	2013	2014	2015	2016	2017	2018

Receivables	$17.8	$19.1	$20.1	$19.4	$20.2	$21.0
Inventories	1.1	1.2	1.2	1.8	2.2	1.4
Prepaid Expenses and Others	3.0	3.1	3.4	3.5	3.2	3.4
Total Current Assets	21.9	23.4	24.7	24.7	25.7	25.8

Accounts Payable	11.0	12.6	13.0	12.3	12.2	12.4
Accrued Liabilities	4.1	4.2	4.1	5.2	3.8	4.3
Customer Deposits and Other	0.1	0.1	0.1	0.1	0.2	0.1
Deferred Revenue	0.3	0.4	0.4	0.4	0.4	0.4
Total Current Liabilities	15.6	17.3	17.6	18.0	16.5	17.2

Net Working Capital	$6.3	$6.1	$7.1	$6.7	$9.1	$8.6
As % of Rev.	4.7%	4.3%	4.8%	4.5%	5.9%	5.4%

EMTEC, INC.
VALUATION ANALYSIS
As of April 30, 2013

Projected Income Statements
In Millions

Fiscal Year End August 31,	2013	2014	2015	2016	2017	2018

Net Revenues	$134.4	$141.3	$145.7	$150.0	$155.3	$160.3

Cost of Sales/Cost of Goods Sold	105.1	110.3	113.7	116.7	120.5	124.1

Gross Profit	29.3	31.1	32.0	33.3	34.8	36.3

Selling	7.0	7.5	8.0	8.2	8.3	8.5
Commission expense	2.1	2.4	2.3	2.6	2.6	2.6
Bus Unit G&A	3.1	3.4	3.4	3.4	3.5	3.6
Corporate G&A	10.6	10.1	10.6	10.9	11.2	11.6
SFAS123	0.1	-	-	-	-	-
Warrant	0.0	-	-	-	-	-
Restructuring	0.6	-	-	-	-	-
Earn out Liability Adjustment	0.7	(0.2)	(0.1)	-	-	-
M&A Expenses	0.2	0.2	0.1	-	-	-
Retention Bonuses	0.3	0.2	0.1	-	-	-
Depreciation	2.2	1.3	0.6	0.6	0.6	0.6
Amortization	1.7	1.7	1.7	1.7	1.7	1.7
Total Operating Expenses	28.8	26.7	26.7	27.3	28.0	28.7

Operating Income	0.5	4.4	5.3	6.0	6.8	7.6

Non-recurring Items
Retention Bonuses	0.3	0.2	0.1	-	-	-
SFAS123	0.1	-	-	-	-	-
Warrant	0.0	-	-	-	-	-
Earn out Liability Adjustment	0.7	(0.2)	(0.1)	-	-	-
M&A Expenses	0.2	0.2	0.1	-	-	-
Restructuring	0.6	-	-	-	-	-
Non-recurring Items	1.9	0.2	0.1	-	-	-

Normalized EBIT	2.5	4.6	5.4	6.0	6.8	7.6
Depreciation/Amortization	3.9	3.0	2.3	2.3	2.3	2.3

Normalized EBITDA	$6.4	$7.6	$7.7	$8.2	$9.1	$9.9

Supplemental Data:
Revenue Growth	n/a	5.2%	3.1%	3.0%	3.5%	3.3%
EBITDA Growth	n/a	19.5%	0.6%	7.2%	10.5%	9.0%
Capital Expenditures	$0.6	$0.7	$0.7	$0.7	$0.8	$0.8
As % of Rev.	0.5%	0.5%	0.5%	0.5%	0.5%	0.5%

EMTEC, INC.
VALUATION ANALYSIS
As of April 30, 2013

Projected Income Statements
Common Size Analysis

Fiscal Year End August 31,	2013	2014	2015	2016	2017	2018

Net Revenues	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Cost of Sales/Cost of Goods Sold	78.2%	78.0%	78.0%	77.8%	77.6%	77.4%

Gross Profit	21.8%	22.0%	22.0%	22.2%	22.4%	22.6%

Selling	5.2%	5.3%	5.5%	5.4%	5.4%	5.3%
Commission expense	1.6%	1.7%	1.6%	1.7%	1.7%	1.6%
Bus Unit G&A	2.3%	2.4%	2.4%	2.3%	2.3%	2.3%
Corporate G&A	7.9%	7.1%	7.3%	7.3%	7.2%	7.2%
SFAS123	0.1%	0.0%	0.0%	0.0%	0.0%	0.0%
Warrant	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
Restructuring	0.4%	0.0%	0.0%	0.0%	0.0%	0.0%
Earn out Liability Adjustment	0.5%	-0.2%	-0.1%	0.0%	0.0%	0.0%
M&A Expenses	0.1%	0.2%	0.1%	0.0%	0.0%	0.0%
Retention Bonuses	0.3%	0.2%	0.1%	0.0%	0.0%	0.0%
Depreciation	1.7%	0.9%	0.4%	0.4%	0.4%	0.4%
Amortization	1.3%	1.2%	1.2%	1.1%	1.1%	1.1%
Total Operating Expenses	21.4%	18.9%	18.3%	18.2%	18.0%	17.9%

Operating Income	0.4%	3.1%	3.7%	4.0%	4.4%	4.7%
Non-recurring Items
Retention Bonuses	0.3%	0.2%	0.1%	0.0%	0.0%	0.0%
SFAS123	0.1%	0.0%	0.0%	0.0%	0.0%	0.0%
Warrant	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
Earn out Liability Adjustment	0.5%	-0.2%	-0.1%	0.0%	0.0%	0.0%
M&A Expenses	0.1%	0.2%	0.1%	0.0%	0.0%	0.0%
Restructuring	0.4%	0.0%	0.0%	0.0%	0.0%	0.0%
Non-recurring Items	1.5%	0.2%	0.1%	0.0%	0.0%	0.0%

Normalized EBIT	1.8%	3.3%	3.7%	4.0%	4.4%	4.7%
Depreciation/Amortization	2.9%	2.2%	1.6%	1.5%	1.5%	1.5%

Normalized EBITDA	4.8%	5.4%	5.3%	5.5%	5.9%	6.2%

Appendix E

Federal JV
Income Statement

	Pro Forma Combined
	Yr 0	Yr 1	Yr2	Yr 3	Yr 4	Yr 5	Yr 6	Yr 7	Yr 8	Yr 9	Yr 10	Yr 11	Yr 12	Yr 13
Revenue
Hardware	$48,119	$70,273	$92,220	$96,831	$101,672	$106,756	$112,094	$117,698	$123,583	$129,763	$136,251	$143,063	$150,216	$157,727
Services	11,717	10,800	13,808	14,498	15,223	15,984	16,784	17,623	18,504	19,429	20,401	21,421	22,492	23,616
Software	27,706	32,168	35,385	35,385	35,385	35,385	35,385	35,385	35,385	35,385	35,385	35,385	35,385	35,385
	87,542	113,241	141,413	146,714	152,281	158,126	164,263	170,707	177,473	184,577	192,037	199,869	208,093	216,729
Gross Profit
Hardware	5,425	5,747	6,937	7,284	7,648	8,031	8,432	8,854	9,296	9,761	10,249	10,762	11,300	11,865
Services	1,673	1,671	2,124	2,230	2,342	2,459	2,582	2,711	2,846	2,989	3,138	3,295	3,460	3,633
Software	1,474	1,712	2,341	2,341	2,341	2,341	2,341	2,341	2,341	2,341	2,341	2,341	2,341	2,341

	8,572	9,130	11,402	11,855	12,331	12,830	13,355	13,906	14,484	15,091	15,728	16,398	17,101	17,839

Selling	3,556	2,291	2,749	2,832	2,917	3,004	3,094	3,187	3,283	3,381	3,483	3,587	3,695	3,806
Commissions	879	992	1,189	1,237	1,286	1,338	1,393	1,450	1,511	1,574	1,641	1,710	1,784	1,861
Direct OH	290	1,929	2,178	2,243	2,311	2,380	2,451	2,525	2,601	2,679	2,759	2,842	2,927	3,015
Corporate OH	2,023	1,429	1,572	1,619	1,668	1,718	1,769	1,822	1,877	1,933	1,991	2,051	2,113	2,176
Synnex Charge	598	1,038	1,398	1,440	1,483	1,528	1,574	1,621	1,670	1,720	1,771	1,824	1,879	1,936

	7,346	7,679	9,087	9,371	9,665	9,968	10,282	10,606	10,941	11,287	11,645	12,015	12,397	12,793
EBITDA	1,226	1,452	2,315	2,484	2,666	2,862	3,073	3,300	3,543	3,804	4,083	4,383	4,703	5,046
Depreciation	133	165	239	317	397	479	565	654	746	841	940	1,042	1,147	1,257
Amortization		1,040	1,040	1,040	1,040	1,040	-	-	-	-	-	-	-	-
Interest Expense	-	400	240	140	-	-	-	-	-	-	-	-	-	-
EBT	1,093	(153)	796	988	1,230	1,343	2,508	2,646	2,797	2,963	3,144	3,341	3,556	3,789
taxes	383	-	225	346	430	470	878	926	979	1,037	1,100	1,169	1,245	1,326
Net Income	$710	$(153)	$571	$642	$799	$873	$1,630	$1,720	$1,818	$1,926	$2,043	$2,172	$2,311	$2,463

E-1